U.S. $200,000,000

FIVE YEAR CREDIT AGREEMENT

Dated as of September 20, 2005

Among

THE WILLIAMS COMPANIES, INC.,

as Borrower,

and

THE INITIAL LENDERS NAMED HEREIN,

as Initial Lenders,

and

THE INITIAL ISSUING BANKS NAMED HEREIN,

as Initial Issuing Banks,

and

CITIBANK, N.A.,

as Agent.

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01.	Certain Defined Terms	1
Section 1.02.	Computation of Time Periods	14
Section 1.03.	Accounting Terms	14

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES AND LETTERS OF CREDIT

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

Section 3.01. Conditions Precedent to Effectiveness of Sections 2.01 and 2.03 25

Section 3.02. Conditions Precedent to Each Revolving Credit Borrowing and Letter of Credit Issuance 26

Section 3.03. Determinations Under Sections 3.01 26

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01. Representations and Warranties of the Borrower 27

ARTICLE V

COVENANTS OF THE BORROWER

Section 5.01.	Written Statement to Agent	29
Section 5.02.	Commission Reports; Financial Statements	29
Section 5.03.	Limitation On Liens	30
Section 5.04.	Limitation On Mergers, Consolidations And Sales Of Assets	30

ARTICLE VI

EVENTS OF DEFAULT

Section 6.01.	Events of Default	30
Section 6.02.	Notice of Default or Event of Default	32
Section 6.03.	Actions in Respect of the Letters of Credit upon Default	32
Section 6.04.	Waiver Of Existing Defaults	32

ARTICLE VII

THE AGENT

ARTICLE VIII

AMENDMENTS

Section 8.01.	Amendments, Etc. With Consent of Lenders	35
Section 8.02.	Amendments Without Consent of Lenders	35
Section 8.03.	Documents to Be Given to Agent	36

ARTICLE IX

MISCELLANEOUS

Section 9.01. Notices, Etc 36

Section 9.02. Powers and Remedies Cumulative; Delay or Omission Not Waiver of Default 37

Section 9.15. Officers’ Certificates and Opinions of Counsel; Statements to Be Contained Therein 43

Schedules

Schedule I – List of Applicable Lending Offices

Exhibits

Exhibit A Exhibit B Exhibit C Exhibit D-1 Exhibit D-2 Exhibit E	- - - - - -	Form of Revolving Credit Note
Form of Notice of Revolving Credit Borrowing
Form of Assignment and Acceptance
Form of Opinion of Outside Counsel for the Borrower
Form of Opinion of General Counsel of the Borrower
Form of Letter of Credit

FIVE YEAR CREDIT AGREEMENT

Dated as of September 20, 2005

THE WILLIAMS COMPANIES, INC., a Delaware corporation (the “Borrower”), the banks, financial institutions and other institutional lenders (the “Initial Lenders”) and issuers of letters of credit (the “Initial Issuing Banks”) listed on the signature pages hereof and CITIBANK, N.A. (“Citibank”), as administrative agent and as paying agent (the “Agent”) for the Lenders and Issuing Banks (each as hereinafter defined) agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Advance” means a Revolving Credit Advance.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling”, “controlled by” and “under common control with” have correlative meanings.

“Agent” has the meaning specified in the preamble hereto.

“Agent’s Account” means the account of the Agent maintained by the Agent at Citibank at its office at Two Penns Way, Suite 110, New Castle, Delaware 19720, Account No. 40580177, Attention: Bank Loan Syndications or such other account of the Agent as is designated in writing from time to time by the Agent to the Borrower and the Lenders for such purpose.

“Agreement” means this Five Year Credit Agreement.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance or a Specified LIBOR Rate Advance.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit C hereto.

“Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

“Base Rate” means an interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:

(a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate; and

(b) 1/2 of one percent per annum above the Federal Funds Rate.

“Base Rate Advance” means a Revolving Credit Advance that bears interest as provided in Section 2.06(a)(i).

“beneficial owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “beneficially owns” and “beneficially owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee of such board authorized to act on its behalf;

(2) with respect to a partnership, the board of directors of the general partner of the partnership or any committee of such board authorized to act on its behalf; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower” has the meaning specified in the preamble hereto.

“Borrowing” means a Revolving Credit Borrowing.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advance, Specified LIBOR Rate Advance or Facility Fee, on which dealings are carried on in the London interbank market and banks are open for business in London.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Citibank” has the meaning specified in the preamble hereto.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“Commission” means the Securities and Exchange Commission, created under the Exchange Act, as from time to time constituted (or its successor).

“Commitment” means a Revolving Credit Commitment or a Letter of Credit Commitment.

“Commitment Termination Date” means the earlier of (a) the date of termination in whole of the aggregate Commitments as provided herein and (b) the 25th Business Day prior to the date specified in clause (a) of the definition of Termination Date.

“Confidential Information” means information that the Borrower or any of its Subsidiaries or Affiliates (or any agent, officer, director, employee or other representative of any such Person) furnishes to the Agent or the relevant Lender (or the relevant participant or sub-participant) in a writing designated as confidential, but does not include any such information that is or becomes generally available to the public or that is or becomes available to the Agent or such Lender (or participant or sub-participant) from a source other than the Borrower or any of its Subsidiaries or Affiliates (or any agent, officer, director, employee or other representative of any such Person) unless such information has become generally available to the public or such source as a result of a breach of Section 9.07 by the Agent or a Lender.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated Net Tangible Assets” means, with respect to any Person at any date of determination, the aggregate amount of total assets included in such Person’s most recent quarterly or annual consolidated balance sheet prepared in accordance with GAAP less applicable reserves directly related to such assets reflected in such balance sheet, after deducting the following amounts: (i) all current liabilities reflected in such balance sheet, and (ii) all goodwill, trademarks, patents, unamortized debt discounts and expenses and other like intangibles reflected in such balance sheet.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Revolving Credit Advances of one Type into Revolving Credit Advances of the other Type pursuant to Section 2.07 or 2.08.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disclosed Litigation” has the meaning specified in Section 3.01(b).

“Dollars” and the “$” sign each mean lawful money of the United States of America.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

“Effective Date” has the meaning specified in Section 3.01.

“Eligible Assignee” means (i) a Lender; (ii) an Affiliate of a Lender; (iii) any participant to which a Lender has sold a participation, any sub-participant thereof or any owner of a beneficial interest in the foregoing, if in the case of a participant or a sub-participant the Borrower consented, at the time of such sale, to such participation or sub-participation, as applicable, such consent not to be unreasonably withheld or delayed; or (iv) any other Person approved by the Agent and, unless (a) an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 9.06 or (b) an assignment has occurred to a participant described in clause (iii), the Borrower, such approval not to be unreasonably withheld or delayed; provided, however, that neither the Borrower nor an Affiliate of the Borrower shall qualify as an Eligible Assignee.

“Eligible Lender” means an Initial Lender, an Initial Issuing Bank or any Eligible Assignee (other than an Eligible Assignee described in clause (iii) of the definition of Eligible Assignee).

“Environmental Action” means any action, suit, demand, demand letter, claim, written notice of non-compliance or written violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, final judgment, decree or written and binding judicial or agency interpretation thereof relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Section 302 and Title IV of ERISA or for purposes of Section 412 of the Code is a member of the Borrower’s controlled group, or under common control with the Borrower, within the meaning of Section 414 of the Code.

“ERISA Event” means (a) a “reportable event” described in Section 4043 of ERISA (other than a “reportable event” (i) described in Section 4043(c)(3) of ERISA, (ii) not subject to the provision for 30-day notice to the PBGC or (iii) that would not result in a material liability to the Borrower, any of its Subsidiaries or any ERISA Affiliate), or (b) the incurrence of a material liability by the Borrower, any of its Subsidiaries or any ERISA Affiliate as a result of the withdrawal of the Borrower, any of its Subsidiaries or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or by reason of the provisions of Section 4064 of ERISA upon the termination of a Multiple Employer Plan, or (c) the existence of any “accumulated funding deficiency” or “liquidity shortfall” (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, or the filing of an application pursuant to Section 412(e) of the Code or Section 304 of ERISA for any extension of an amortization period, or (d) the provision or filing of a notice of intent to terminate a Plan other than in a standard termination within the meaning of Section 4041 of ERISA or the treatment of a Plan amendment as a distress termination under Section 4041 of ERISA, or (e) the institution of proceedings to terminate a Plan by the PBGC, or (f) any other event or condition which might reasonably be expected to constitute grounds for (x) the termination of, or the appointment of a trustee to administer, any Plan other than in a standard termination within the meaning of Section 4041 of ERISA or (y) the imposition of any lien on the assets of the Borrower, any of its Subsidiaries or any ERISA Affiliate under ERISA, including as a result of the operation of Section 4069 of ERISA.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

“Eurodollar Rate” means, for any Interest Period for each Eurodollar Rate Advance comprising part of the same Revolving Credit Borrowing, an interest rate per annum equal to the rate per annum (rounded upward to the nearest whole multiple of 1/100 of 1% per annum) appearing on Telerate Page 3750 as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period (provided, that if such Interest Period ends on the date specified in clause (a) of the definition of Termination Date, such interest rate shall be the rate per annum appearing on the Telerate Page for London interbank offered deposits with a term equal to the actual number of days from the first day of such Interest Period to the date specified in clause (a) of the definition of Termination Date (the “Final Interest Period”) or, if such Final Interest Period does not equal a term appearing on the Telerate Page, such rate per annum shall be determined by interpolating linearly between (i) the rate for the period appearing on the Telerate Page that is closest to and greater than the length of such Final Interest Period and (ii) the rate for the period appearing on the Telerate Page that is closest to and less than the length of such Final Interest Period) or, if for any reason such rate is not available, the average (rounded upward to the nearest whole multiple of 1/100 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in Dollars are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Revolving Credit Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period. If Telerate Page 3750 is unavailable, the Eurodollar Rate for any Interest Period for each Eurodollar Rate Advance comprising part of the same Revolving Credit Borrowing shall be determined by the Agent on the basis of applicable rates furnished to and received by the Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.07.

“Eurodollar Rate Advance” means a Revolving Credit Advance that bears interest as provided in Section 2.06(a)(ii).

“Eurodollar Rate Reserve Percentage” for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 6.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Act Disclosure” has the meaning specified in Section 3.01(b).

“Facility Fee” has the meaning specified in Section 2.04(a).

“Facility Fee Period End Date” means January 1, April 1, July 1 and October 1 of each year and the date specified in clause (a) of the definition of the Termination Date, commencing on January 1, 2006; provided that, whenever a Facility Fee Period End Date would otherwise occur on a day other than a Business Day, such Facility Fee Period End Date shall be deferred to the next succeeding Business Day; provided, however, that, if such deferral would cause such Facility Fee Period End Date to occur in the next following calendar month, such Facility Fee Period End Date shall occur on the next preceding Business Day.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person which is for money borrowed from others.

“Indemnified Costs” has the meaning specified in Section 7.05.

“Initial Issuing Banks” has the meaning specified in the preamble hereto.

“Initial Lenders” has the meaning specified in the preamble hereto.

“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Revolving Credit Borrowing and subject to Section 2.07(c), the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period so selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, as the Borrower may, upon notice received by the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a) the duration of any Interest Period that commences before the Termination Date and would otherwise end after the date specified in clause (a) of the definition of Termination Date shall end on such date specified in clause (a) of the definition of Termination Date and the Eurodollar Rate for such Interest Period shall be determined on the basis of the actual number of days in such Interest Period;

(b) Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Revolving Credit Borrowing shall be of the same duration;

(c) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

(d) the duration of any Interest Period that would otherwise end after the date a Eurodollar Rate Advance is Converted into a Specified LIBOR Rate Advance shall end on the date of such Conversion; and

(e) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Issuing Bank” means each Initial Issuing Bank or any Eligible Assignee to which a portion of the Letter of Credit Commitment hereunder has been assigned pursuant to Section 9.06 so long as such Eligible Assignee expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Agent of its Applicable Lending Office (which information shall be recorded by the Agent in the Register), for so long as such Initial Issuing Bank or Eligible Assignee, as the case may be, shall have a Letter of Credit Commitment.

“L/C Related Documents” has the meaning specified in Section 2.05(b)(i).

“Lenders” means, collectively, the Initial Lenders, the Initial Issuing Banks and each Person that shall become a party hereto pursuant to Section 9.06.

“Letter of Credit” has the meaning specified in Section 2.01(b).

“Letter of Credit Agreement” has the meaning specified in Section 2.03(a).

“Letter of Credit Commitment” means, with respect to each Initial Issuing Bank, the Dollar amount set forth opposite such Initial Issuing Bank’s name on the signature pages hereto under the caption “Letter of Credit Commitment” or, if such Issuing Bank has entered into one or more Assignment and Acceptances, the Dollar amount set forth for such Issuing Bank in the Register maintained by the Agent pursuant to Section 9.06(d) as such Issuing Bank’s “Letter of Credit Commitment.”

“Letter of Credit Facility” means, at any time, an amount equal to the least of (a) the aggregate amount of the Issuing Banks’ Letter of Credit Commitments at such time, (b) $200,000,000 and (c) the aggregate amount of the Revolving Credit Commitments.

“Lien” means, with respect to any property, any mortgage, lien, pledge, charge, security interest or encumbrance in respect of such property, whether or not filed, recorded or otherwise perfected under applicable law. As used in the definition of Permitted Liens, “mortgage” means any Lien.

“London Banking Day” means any day in which dealings in United States dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

“Material Adverse Change” means any material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower or the Borrower and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower or the Borrower and its Subsidiaries taken as a whole, (b) the rights and remedies of the Agent or any Lender or any other Person under this Agreement, any Note or in connection with any Letter of Credit or (c) the ability of the Borrower to perform its obligations under this Agreement, any Note or in connection with any Letter of Credit.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Multiemployer Plan” means a “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any of its Subsidiaries or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means an employee benefit plan, other than a Multiemployer Plan, subject to Title IV of ERISA to which the Borrower, any Subsidiary or any ERISA Affiliate and more than one employer other than the Borrower, any Subsidiary or an ERISA Affiliate is making or accruing an obligation to make contributions, has within any of the preceding five plan years made or accrued an obligation to make contributions or, in the event that any such plan has been terminated, to which the Borrower, any Subsidiary or any ERISA Affiliate made or accrued an obligation to make contributions during any of the five plan years preceding the date of termination of such plan.

“Note” means a Revolving Credit Note.

“Notice Lenders” means at any time Lenders owed at least 25% in interest of the then aggregate unpaid principal amount of the Revolving Credit Advances owing to Lenders, or, if no such principal amount is then outstanding, Lenders having at least 25% in interest of the Revolving Credit Commitments.

“Notice of Issuance” has the meaning specified in Section 2.03(a).

“Notice of Revolving Credit Borrowing” has the meaning specified in Section 2.02(a).

“Officers’ Certificate” means a certificate signed by any of the Chairman of the Board, the President, a Vice President, the Controller, the Treasurer of the Borrower or the Assistant Treasurer and delivered by or on behalf of the Borrower. Each such certificate shall include the statements provided for in Section 9.15, unless otherwise provided.

“Opinion of Counsel” means an opinion in writing signed by legal counsel who may be an employee of or counsel to the Borrower and who shall be reasonably satisfactory to the Agent. Each such opinion shall include the applicable statements, if any, provided for in Section 9.15, unless otherwise provided.

“Original Currency” has the meaning specified in Section 9.12(a).

“Other Currency” has the meaning specified in Section 9.12(a).

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted Liens” means:

(1)	Any purchase money mortgage created by the Borrower or a Subsidiary of the Borrower to secure all or part of the purchase price of any property (or to secure a loan made to enable the Borrower or a Subsidiary of the Borrower to acquire the property described in such mortgage); provided that the principal amount of the Indebtedness secured by any such mortgage, together with all other Indebtedness secured by a mortgage on such property, shall not exceed the purchase price of the property acquired;

(2)	Any mortgage existing on any property at the time of the acquisition thereof by the Borrower or a Subsidiary of the Borrower, whether or not assumed by the Borrower or such Subsidiary, and any mortgage on any property acquired or constructed by the Borrower or a Subsidiary of the Borrower and created not later than 12 months after (i) such acquisition or completion of such construction or (ii) commencement of full operation of such property, whichever is later; provided that, if assumed or created by the Borrower or a Subsidiary of the Borrower, the principal amount of the Indebtedness secured by such mortgage, together with all other Indebtedness secured by a mortgage on such property, shall not exceed the purchase price of the property, acquired and/or the cost of the property constructed;

(3)	Any mortgage created or assumed by the Borrower or a Subsidiary of the Borrower on any contract for the sale of any product or service or any rights thereunder or any proceeds therefrom, including accounts and other receivables, related to the operation or use of any property acquired or constructed by the Borrower or a Subsidiary of the Borrower and created not later than 12 months after (i) such acquisition or completion of such construction or (ii) commencement of full operation of such property, whichever is later;

(4)	Any mortgage existing on any property of a Subsidiary of the Borrower at the time it becomes a Subsidiary;

(5)	Any refunding or extension of maturity, in whole or in part, of any mortgage created or assumed in accordance with the provisions of subdivision (1), (2), (3) or (4) above or (10) or (28) below, provided that the principal amount of the Indebtedness secured by such refunding mortgage or extended mortgage shall not exceed the principal amount of the Indebtedness secured by the mortgage to be refunded or extended outstanding at the time of such refunding or extension and that such refunding mortgage or extended mortgage shall be limited in Lien to the same property that secured the mortgage so refunded or extended;

(6)	Any mortgage created or assumed by the Borrower or a Subsidiary of the Borrower to secure loans to the Borrower or a Subsidiary of the Borrower maturing within 12 months of the date of creation thereof and not renewable or extendible by the terms thereof at the option of the obligor beyond 12 months, and made in the ordinary course of business;

(7)	Mechanics’ or materialmen’s Liens or any Lien or charge arising by reason of pledges or deposits to secure payment of workmen’s compensation or other insurance, good faith deposits in connection with tenders or leases of real estate, bids or contracts (other than contracts for the payment of money), deposits to secure public or statutory obligations, deposits to secure or in lieu of surety, stay or appeal bonds and deposits as security for the payment of taxes or assessments or other similar charges;

(8)	Any mortgage arising by reason of deposits with or the giving of any form of security to any governmental agency or any body created or approved by law or governmental regulation for any purpose at any time as required by law or governmental regulation as a condition to the transaction of any business or the exercise of any privilege or license, or to enable the Borrower or a Subsidiary of the Borrower to maintain self-insurance or to participate in any fund for liability on any insurance risks or in connection with workmen’s compensation, unemployment insurance, old age pensions or other social security or to share in the privileges or benefits required for companies participating in such arrangements;

(9)	Any mortgage which is payable, both with respect to principal and interest, solely out of the proceeds of oil, gas, coal or other minerals or timber to be produced from the property subject thereto and to be sold or delivered by the Borrower or a Subsidiary of the Borrower, including any interest of the character commonly referred to as a “production payment”;

(10)	Any mortgage created or assumed by a Subsidiary of the Borrower on oil, gas, coal or other mineral or timber property, owned or leased by such Subsidiary to secure loans to such Subsidiary for the purposes of developing such properties, including any interest of the character commonly referred to as a “production payment;” provided that neither the Borrower nor any other Subsidiary of the Borrower shall assume or guarantee such loans or otherwise be liable in respect thereto;

(11)	Mortgages upon rights-of-way;

(12)	Undetermined mortgages and charges incidental to construction or maintenance;

(13)	The right reserved to, or vested in, any municipality or governmental or other public authority or railroad by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to terminate or to require annual or other periodic payments as a condition to the continuance of such right, power, franchise, grant, license or permit;

(14)	The Lien of taxes and assessments which are not at the time delinquent;

(15)	The Lien of specified taxes and assessments which are delinquent but the validity of which is being contested in good faith at the time by the Borrower or a Subsidiary of the Borrower;

(16)	The Lien reserved in leases for rent and for compliance with the terms of the lease in the case of leasehold estates;

(17)	Defects and irregularities in the titles to any property (including rights-of-way and easements) which are not material to the business of the Borrower and its Subsidiaries considered as a whole;

(18)	Any mortgages securing Indebtedness neither assumed nor guaranteed by the Borrower or a Subsidiary of the Borrower nor on which it customarily pays interest, existing upon real estate or rights in or relating to real estate (including rights-of-way and easements) acquired by the Borrower or a Subsidiary of the Borrower, which mortgages do not materially impair the use of such property for the purposes for which it is held by the Borrower or such Subsidiary;

(19)	Easements, exceptions or reservations in any property of the Borrower or a Subsidiary of the Borrower granted or reserved for the purpose of pipelines, roads, telecommunication equipment and cable, streets, alleys, highways, railroad purposes, the removal of oil, gas, coal or other minerals or timber, and other like purposes, or for the joint or common use of real property, facilities and equipment, which do not materially impair the use of such property for the purposes for which it is held by the Borrower or such Subsidiary;

(20)	Rights reserved to or vested in any municipality or public authority to control or regulate any property of the Borrower or a Subsidiary of the Borrower, or to use such property in any manner which does not materially impair the use of such property for the purposes for which it is held by the Borrower or such Subsidiary;

(21)	Any obligations or duties, affecting the property of the Borrower or a Subsidiary of the Borrower, to any municipality or public authority with respect to any franchise, grant, license or permit;

(22)	The Liens of any judgments in an aggregate amount not in excess of $1,000,000 or the Lien of any judgment the execution of which has been stayed or which has been appealed and secured, if necessary, by the filing of an appeal bond;

(23)	Zoning laws and ordinances;

(24)	Any mortgage existing on any office equipment, data processing equipment (including computer and computer peripheral equipment) or transportation equipment (including motor vehicles, aircraft and marine vessels);

(25)	Any mortgage created or assumed by the Borrower or a Subsidiary of the Borrower on oil, gas, coal or other mineral or timber property owned by the Borrower or a Subsidiary of the Borrower;

(26)	Leases now or hereafter existing and any renewals or extensions thereof;

(27)	Any mortgage created by the Borrower or a Subsidiary of the Borrower on any contract (or any rights thereunder or proceeds therefrom) providing for advances by the Borrower or such Subsidiary to finance gas exploration and development, which mortgage is created to secure indebtedness incurred to finance such advances; and

(28)	Any mortgage not permitted by clauses (1) through (27) above if at the time of, and after giving effect to, the creation or assumption of any such mortgage, the aggregate of all Indebtedness of the Borrower and its Subsidiaries secured by all such mortgages not so permitted by clauses (1) through (27) above does not exceed 15% of the Consolidated Net Tangible Assets of the Borrower.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means an employee benefit plan, other than a Multiemployer Plan, (a) which is maintained for employees of the Borrower, any Subsidiary or any ERISA Affiliate and which is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or (b) with respect to which the Borrower, any Subsidiary or any ERISA Affiliate could be subjected to any liability under Section 302 or Title IV of ERISA (including Section 4069 of ERISA) or Section 412 of the Code. Without limitation on the foregoing, the term “Plan” includes any employee benefit plan for which the Borrower or any of its Subsidiaries or any ERISA Affiliate may have any liability arising from the joint and several liability provisions of Section 302 or Title IV of ERISA or Section 412 of the Code or from the maintenance or participation in any such plan by the Borrower or any of its Subsidiaries or any ERISA Affiliate, as a result of the Borrower or any of its Subsidiaries or any ERISA Affiliate being the successor in interest to any person maintaining or participating in any such plan or otherwise.

“property” means any right or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Pro Rata Share” of any amount means, with respect to any Lender at any time, the product of (a) a fraction the numerator of which is the amount of such Lender’s Revolving Credit Commitment at such time and the denominator of which is the aggregate amount of all Revolving Credit Commitments at such time and (b) such amount.

“Reference Banks” means Citibank, Deutsche Bank AG, J.P. Morgan Chase & Co. and Bank of America, N.A.

“Register” has the meaning specified in Section 9.06(d).

“Required Lenders” means at any time Lenders owed at least a majority in interest of the then aggregate unpaid principal amount of the Revolving Credit Advances owing to Lenders, or, if no such principal amount is then outstanding, Lenders having at least a majority in interest of the Revolving Credit Commitments.

“Restricted Event” has the meaning specified in Section 8.01.

“Revolving Credit Advance” means an advance by a Lender to the Borrower (i) as part of a Revolving Credit Borrowing, (ii) in connection with a Letter of Credit or (iii) in connection with the Conversion of a Eurodollar Rate Advance or a Base Rate Advance into a Specified LIBOR Rate Advance, and refers to a Base Rate Advance, a Eurodollar Rate Advance or a Specified LIBOR Rate Advance (each of which shall be a “Type” of Revolving Credit Advance).

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type made by each of the Lenders pursuant to Section 2.01.

“Revolving Credit Commitment” means, with respect to any Lender at any time, (a) the Dollar amount set forth opposite such Lender’s name on the signature pages hereto under the caption “Revolving Credit Commitment” or (b) if such Lender has entered into one or more Assignment and Acceptances, the Dollar amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 9.06(d) as such Lender’s “Revolving Credit Commitment.”

“Revolving Credit Note” means a promissory note of the Borrower payable to the order of any Lender, delivered pursuant to a request made under Section 2.14 in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Revolving Credit Advances made by such Lender.

“S&P” means Standard and Poor’s, a division of The McGraw-Hill Companies, Inc., and its successors.

“Specified LIBOR Rate” means, with respect to a Specified LIBOR Rate Interest Period, the rate (expressed as a percentage per annum) for deposits in United States dollars for three-month periods beginning on the first day of such Specified LIBOR Rate Interest Period (or, if such first day is not a Specified LIBOR Rate Period End Date, beginning on the immediately preceding Specified LIBOR Rate Period End Date) that appears on the Telerate Page as of 11:00 a.m., London time, on the Specified LIBOR Rate Determination Date. If the Telerate Page does not include such a rate or is unavailable on a Specified LIBOR Rate Determination Date, the Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Agent, to provide such bank’s offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Specified LIBOR Rate Determination Date, to prime banks in the London interbank market for deposits in a Specified LIBOR Rate Representative Amount in United States dollars for a three-month period beginning on the first day of such Specified LIBOR Rate Interest Period (or, if such first day is not a Specified LIBOR Rate Period End Date, beginning on the immediately preceding Specified LIBOR Rate Period End Date). If at least two such offered quotations are so provided, the Specified LIBOR Rate for the Specified LIBOR Rate Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Agent will request each of three major banks in New York City, as selected by the Agent, to provide such bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Specified LIBOR Rate Determination Date, for loans in a Specified LIBOR Rate Representative Amount in United States dollars to leading European banks for a three-month period beginning on the first day of such Specified LIBOR Rate Interest Period (or, if such first day is not a Specified LIBOR Rate Period End Date, beginning on the immediately preceding Specified LIBOR Rate Period End Date). If at least two such rates are so provided, the Specified LIBOR Rate for the Specified LIBOR Rate Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, the Specified LIBOR Rate for the Specified LIBOR Rate Interest Period will be the Specified LIBOR Rate in effect with respect to the immediately preceding Specified LIBOR Rate Interest Period. Notwithstanding the foregoing, the Specified LIBOR Rate for the Specified LIBOR Rate Interest Period, if any, ending on or about January 1, 2006 will be 3.91258% per annum.

“Specified LIBOR Rate Advance” means a Revolving Credit Advance that bears interest as provided in Section 2.06(a)(iii).

“Specified LIBOR Rate Determination Date” means, with respect to a Specified LIBOR Rate Interest Period, the second London Banking Day preceding the first day of the Specified LIBOR Rate Interest Period (or, if such first day is not a Specified LIBOR Rate Period End Date, preceding the immediately preceding Specified LIBOR Rate Period End Date).

“Specified LIBOR Rate Interest Period” means, for each Specified LIBOR Rate Advance, the period commencing on the date of the Conversion of any Base Rate Advance or Eurodollar Rate Advance into such Specified LIBOR Rate Advance and ending on the next following Specified LIBOR Rate Period End Date and, thereafter, each subsequent period commencing on the last day of the immediately preceding Specified LIBOR Rate Interest Period and ending on the next following Specified LIBOR Rate Period End Date; provided, however, that whenever the first day of any Specified LIBOR Rate Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Specified LIBOR Rate Interest Period, such Specified LIBOR Rate Interest Period shall end on the last Business Day of such succeeding calendar month.

“Specified LIBOR Rate Period End Date” means January 1, April 1, July 1 and October 1 of each year, commencing on January 1, 2006; provided that, whenever a Specified LIBOR Rate Period End Date would otherwise occur on a day other than a Business Day, such Specified LIBOR Rate Period End Date shall be deferred to the next succeeding Business Day; provided, however, that, if such deferral would cause such Specified LIBOR Rate Period End Date to occur in the next following calendar month, such Specified LIBOR Rate Period End Date shall occur on the next preceding Business Day.

“Specified LIBOR Rate Representative Amount” means a principal amount of not less than U.S. $1,000,000 for a single transaction in the relevant market at the relevant time.

“Subsidiary” means, with respect to any specified Person:

(a) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(b) any partnership (1) the sole general partner or the sole managing general partner of which is such Person or a Subsidiary of such Person or (2) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Telerate Page” means, as applicable, page 3750 (or any successor page) of the Telerate Service of Moneyline Telerate (or any successor).

“Termination Date” means the earlier of (a) October 1, 2010 and (b) the date the Agent declares Advances to be accelerated pursuant to Section 6.01.

“Treasury Rate” means the yield to maturity (calculated on a semi-annual bond-equivalent basis) at the time of the computation of United States Treasury securities with a constant maturity (as compiled by and published in the most recent Federal Reserve Statistical Release H.15 (519), which has become publicly available at least two Business Days prior to the date of the related acceleration or, if such Statistical Release is no longer published, any publicly available source of similar market data) most nearly equal to the then remaining period until the date specified in clause (a) of the definition of Termination Date (the “Remaining Period”); provided that if the Remaining Period expressed as a number of years (calculated to the nearest one-twelfth) is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if such Remaining Period is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Type” has the meaning specified in the definition of Revolving Credit Advance.

“Underfunding” means, with respect to any Plan, the excess, if any, of the “accumulated benefit obligations” (within the meaning of Statement of Financial Accounting Standards 87) under such Plan (determined using the actuarial assumptions and discount rate used with respect to such Plan in the most recent financial statements of the Borrower) over the fair market value of the assets held under the Plan.

“Unissued Letter of Credit Commitment” means, with respect to any Issuing Bank, the obligation of such Issuing Bank to issue Letters of Credit at the request of the Borrower in an amount equal to the excess of (a) the amount of its Letter of Credit Commitment over (b) the aggregate Available Amount of all Letters of Credit issued by such Issuing Bank.

“Unused Commitment” means, with respect to each Lender at any time, (a) the amount of such Lender’s Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Revolving Credit Advances made by such Lender (in its capacity as a Lender) and outstanding at such time, plus (ii) such Lender’s Pro Rata Share of (A) the aggregate Available Amount of all the Letters of Credit outstanding at such time and (B) the aggregate principal amount of all Revolving Credit Advances made by each Issuing Bank pursuant to Section 2.03(c) that have not been ratably funded by such Lender and outstanding at such time.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Withdrawal Liability” has the meaning given such term under Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed, and all financial computations and determinations pursuant hereto shall be made, in accordance with GAAP consistent with those applied in the preparation of the financial statements referred to in Section 4.01(e).

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES AND LETTERS OF CREDIT

SECTION 2.01. The Revolving Credit Advances and Letters of Credit. (a) Revolving Credit Advances. Without limiting each Lender’s obligation to make a Revolving Credit Advance pursuant to Section 2.03(c), each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Revolving Credit Advances to the Borrower from time to time on any Business Day during the period from the Effective Date until the Commitment Termination Date in an aggregate amount not to exceed at any time such Lender’s Unused Commitment at such time. Each Revolving Credit Borrowing, other than a Revolving Credit Advance pursuant to Section 2.03(c), shall be in an aggregate amount not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof and shall consist of Revolving Credit Advances of the same Type (but limited to a Base Rate Advance or a Eurodollar Rate Advance) made on the same day by the Lenders ratably according to their respective Revolving Credit Commitments; provided, however, that if there is no unused portion of the Revolving Credit Commitment of one or more Lenders at the time of any requested Revolving Credit Borrowing such Borrowing shall consist of Revolving Credit Advances made on the same day by the Lender or Lenders who do then have an Unused Commitment ratably according to the aggregate Unused Commitments. Within the limits of each Lender’s Revolving Credit Commitment, the Borrower may borrow under this Section 2.01(a), prepay pursuant to Section 2.09 and reborrow under this Section 2.01(a).

(b) Letters of Credit. Each Issuing Bank agrees, on the terms and conditions hereinafter set forth, to issue letters of credit (each, a “Letter of Credit”) for the account of the Borrower from time to time on any Business Day during the period from the Effective Date until the Commitment Termination Date (i) in an aggregate Available Amount for all Letters of Credit issued by all Issuing Banks not to exceed at any time the Letter of Credit Facility at such time, (ii) in an amount for each Issuing Bank not to exceed the amount of such Issuing Bank’s Letter of Credit Commitment at such time and (iii) in an amount for each such Letter of Credit not to exceed an amount equal to the Unused Commitments of the Lenders at such time. No Letter of Credit shall have an expiration date (including all rights of the Borrower or the beneficiary to require renewal) later than 10 Business Days prior to the date specified in clause (a) of the definition of Termination Date. Within the limits referred to above, the Borrower may request the issuance of Letters of Credit under this Section 2.01(b), repay pursuant to Section 2.09 any Revolving Credit Advances resulting from drawings thereunder pursuant to Section 2.03(c) and request the issuance of additional Letters of Credit under this Section 2.01(b). The terms “issue”, “issued”, “issuance” and all similar terms, when applied to a Letter of Credit, shall include any increase, renewal, extension or amendment thereof.

SECTION 2.02. Making the Revolving Credit Advances. (a) Each Revolving Credit Borrowing shall be made on notice, given not later than (x) 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing consisting of Eurodollar Rate Advances or (y) 10:00 A.M. (New York City time) on the Business Day of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing consisting of Base Rate Advances, by the Borrower to the Agent, which shall give to each Lender prompt notice thereof by telecopier or telex. Each such notice of a Revolving Credit Borrowing (a “Notice of Revolving Credit Borrowing”) shall be by telephone, confirmed immediately in writing, or telecopier or telex in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Revolving Credit Borrowing, (ii) Type of Advances comprising such Revolving Credit Borrowing (but limited to a Base Rate Advance or a Eurodollar Rate Advance), (iii) aggregate amount of such Revolving Credit Borrowing, and (iv) in the case of a Revolving Credit Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Revolving Credit Advance. Each Lender shall, before 11:00 A.M. (New York City time) on the date of such Revolving Credit Borrowing make available for the account of its Applicable Lending Office to the Agent at the Agent’s Account, in same day funds, such Lender’s ratable portion (as determined in accordance with Section 2.01(a)) of such Revolving Credit Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower at the Agent’s address referred to in Section 9.01.

(b) Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select Eurodollar Rate Advances for any proposed Revolving Credit Borrowing if the aggregate amount of such Revolving Credit Borrowing is less than $5,000,000 or if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.07 or 2.11 and (ii) the Eurodollar Rate Advances may not be outstanding as part of more than six separate Revolving Credit Borrowings.

(c) Each Notice of Revolving Credit Borrowing of the Borrower shall be irrevocable and binding on the Borrower. The Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure by the Borrower to fulfill on or before the date specified in such Notice of Revolving Credit Borrowing for such Revolving Credit Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Revolving Credit Advance to be made by such Lender as part of such Revolving Credit Borrowing when such Revolving Credit Advance, as a result of such failure, is not made on such date.

(d) Unless the Agent shall have received notice from a Lender prior to the date of any Revolving Credit Borrowing that such Lender will not make available to the Agent such Lender’s ratable portion of such Revolving Credit Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Revolving Credit Borrowing in accordance with subsection (a) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Revolving Credit Advances comprising such Revolving Credit Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Revolving Credit Advance as part of such Revolving Credit Borrowing for purposes of this Agreement.

(e) The failure of any Lender to make the Revolving Credit Advance to be made by it as part of any Revolving Credit Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Revolving Credit Advance on the date of such Revolving Credit Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Revolving Credit Advance to be made by such other Lender on the date of any Revolving Credit Borrowing.

SECTION 2.03. Issuance of and Drawings and Reimbursement Under Letters of Credit. (a) Request for Issuance. (i) Each Letter of Credit shall be issued upon notice, given not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed issuance of such Letter of Credit (or on such shorter notice as the applicable Issuing Bank may agree), by the Borrower to any Issuing Bank, and such Issuing Bank shall give the Agent, prompt notice thereof by telex, telecopier or cable. Each such notice of issuance of a Letter of Credit (a “Notice of Issuance”) shall be by telex, telecopier or cable, confirmed promptly in writing, specifying therein the requested (A) date of such issuance (which shall be a Business Day), (B) Available Amount of such Letter of Credit, (C) expiration date of such Letter of Credit (which shall not be later than 10 Business Days prior to the date specified in clause (a) of the definition of Termination Date), (D) name and address of the beneficiary of such Letter of Credit and (E) form of such Letter of Credit, and shall be accompanied by such application and agreement for letter of credit as such Issuing Bank may reasonably specify to the Borrower for use in connection with such requested Letter of Credit (a “Letter of Credit Agreement”). If the beneficiary and requested form of such Letter of Credit is acceptable to such Issuing Bank in its sole discretion (it being agreed that a Letter of Credit substantially in the form set forth in Exhibit E hereto (as modified by an Issuing Bank in its reasonable discretion to account for any change in any regulatory or legal restriction applicable to such Issuing Bank or for any internal policy, procedure or guideline of such Issuing Bank or its affiliates generally applicable to the issuance of letters of credit) is acceptable in form to all Initial Issuing Banks), such Issuing Bank will, upon fulfillment of the applicable conditions set forth in Article III, make such Letter of Credit available to the Borrower at its office referred to in Section 9.01 or as otherwise agreed with the Borrower in connection with such issuance. In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.

(b) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Pro Rata Share of the Available Amount of such Letter of Credit. The Borrower hereby agrees to each such participation. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Agent, for the account of such Issuing Bank, such Lender’s Pro Rata Share of each drawing made under a Letter of Credit funded by such Issuing Bank and not reimbursed by the Borrower on the date made, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Lender’s Pro Rata Share of the Available Amount of such Letter of Credit at each time such Lender’s Revolving Credit Commitment is assigned in accordance with Section 9.06 or otherwise amended pursuant to this Agreement.

(c) Drawing and Reimbursement. The payment by an Issuing Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by such Issuing Bank of a Revolving Credit Advance, which shall be a Base Rate Advance, in the amount of such draft. Upon written demand by such Issuing Bank, with a copy of such demand to the Agent, each Lender shall pay to the Agent such Lender’s Pro Rata Share of such outstanding Revolving Credit Advance, by making available for the account of its Applicable Lending Office to the Agent for the account of such Issuing Bank, by deposit to the Agent’s Account, in same day funds, an amount equal to the portion of the outstanding principal amount of such Revolving Credit Advance to be funded by such Lender. Each Lender acknowledges and agrees that its obligation to make Revolving Credit Advances pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Promptly after receipt thereof, the Agent shall transfer such funds to such Issuing Bank. Each Lender agrees to fund its Pro Rata Share of an outstanding Revolving Credit Advance on (i) the Business Day on which demand therefor is made by such Issuing Bank, provided that notice of such demand is given not later than 11:00 A.M. (New York City time) on such Business Day, or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. If and to the extent that any Lender shall not have so made the amount of such Revolving Credit Advance available to the Agent, such Lender agrees to pay to the Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by any such Issuing Bank until the date such amount is paid to the Agent, at the Federal Funds Rate for its account or the account of such Issuing Bank, as applicable. If such Lender shall pay to the Agent such amount for the account of any such Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a Revolving Credit Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Revolving Credit Advance made by such Issuing Bank shall be reduced by such amount on such Business Day.

(d) Letter of Credit Reports. Each Issuing Bank shall furnish (A) to each Lender and the Agent on the first Business Day of each month a written report summarizing issuance and expiration dates of Letters of Credit during the preceding month and drawings during such month under all Letters of Credit and (B) to the Agent and each Lender on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit. Each Issuing Bank shall provide the reports described in clauses (A) and (B) above to the Borrower upon the Borrower’s request.

(e) Failure to Make Revolving Credit Advances. The failure of any Lender to make the Revolving Credit Advance to be made by it on the date specified in Section 2.03(c) shall not relieve any other Lender of its obligation hereunder to make its Revolving Credit Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the Revolving Credit Advance to be made by such other Lender on such date.

SECTION 2.04. Fees. (a) Facility Fee. The Borrower agrees to pay to the Agent for the account of each Lender a facility fee (the “Facility Fee”) (nonrefundable under any circumstances), payable quarterly in arrears, on the aggregate amount of such Lender’s Revolving Credit Commitment from the Effective Date until the date specified in clause (a) of the definition of Termination Date (or, if later, the date of payment in full of all amounts payable hereunder (other than indemnities)), at a rate per annum equal to 2.00%; provided, however, that such Facility Fee shall cease to accrue upon payment in full of all amounts payable hereunder following the acceleration thereof under Section 6.01 due to an Event of Default unless such Event of Default occurred by reason of any willful action or inaction taken or not taken by or on behalf of the Borrower or its Subsidiaries with the intention of avoiding continued payment of the Facility Fee, in which case the present value of the Facility Fee that would otherwise accrue until the date specified in clause (a) of the definition of Termination Date, discounted at the Treasury Rate plus 50 basis points, as determined by the Agent, will become immediately due and payable to the extent permitted by law upon acceleration of the amounts payable hereunder. The Facility Fee shall accrue for each period from one Facility Fee Period End Date (or, in the case of the first such period, the Effective Date) to the next following Facility Fee Period End Date and shall be payable one Business Day before such following Facility Fee Period End Date.

(b) Agent’s Fees. The Borrower shall pay to the Agent for its own account such fees as may from time to time be separately agreed between the Borrower and the Agent.

(c) Initial Fee. The Borrower agrees to pay to Citibank for its own account such initial fee (nonrefundable under any circumstances) as may be separately agreed between the Borrower and Citibank, payable on or before the Effective Date.

(d) Additional Fees. The Borrower shall pay to Citibank for its own account such fees as may from time to time be separately agreed between the Borrower and Citibank.

SECTION 2.05. Repayment of Revolving Credit Advances. (a) The Borrower shall repay to the Agent for the ratable account of the Lenders, (i) on the Termination Date, the aggregate principal amount of the Revolving Credit Advances then outstanding and (ii) the aggregate principal amount of each Revolving Credit Advance made after the Termination Date as the result of a drawing under a Letter of Credit on the date of such advance (unless such drawing is reimbursed under the related Letter of Credit Agreement).

(b) The obligations of the Borrower under this Agreement, any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances (it being understood that any such payment by the Borrower is without prejudice to, and does not constitute a waiver of, any rights the Borrower might have or might acquire as a result of the payment by any Lender of any draft or the reimbursement by the Borrower thereof):

(i) any lack of validity or enforceability of this Agreement, any Note, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);

(ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

(iii) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank, the Agent, any Lender or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

(iv) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;

(vi) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the obligations of the Borrower in respect of the L/C Related Documents; or

(vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor.

SECTION 2.06. Interest on Revolving Credit Advances. (a) Scheduled Interest. The Borrower shall pay interest to the Agent for the ratable account of the Lenders on the unpaid principal amount of each Revolving Credit Advance owing to each Lender from the date of such Revolving Credit Advance until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Advances. During such periods as such Revolving Credit Advance is a Base Rate Advance, a rate per annum equal at all times to the Base Rate in effect from time to time, payable in arrears monthly on the last day of each calendar month during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

(ii) Eurodollar Rate Advances. During such periods as such Revolving Credit Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Revolving Credit Advance to the Eurodollar Rate for such Interest Period for such Revolving Credit Advance, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than one month, on each day that occurs during such Interest Period every month from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

(iii) Specified LIBOR Rate Advances. During such periods as such Revolving Credit Advance is a Specified LIBOR Rate Advance, a rate per annum equal at all times during each Specified LIBOR Rate Interest Period to the Specified LIBOR Rate for such Specified LIBOR Rate Interest Period, payable in arrears on the last day of such Specified LIBOR Rate Interest Period and on the date such Specified LIBOR Rate Advance shall be paid in full.

SECTION 2.07. Interest Rate Determination. (a) Each Reference Bank that is a party hereto agrees to furnish to the Agent timely information for the purpose of determining each Eurodollar Rate if the applicable Telerate Page is unavailable. If any one or more of the Reference Banks shall not furnish such timely information to the Agent for the purpose of determining any such interest rate, the Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks. The Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.06(a)(i), (ii) or (iii), and the rate, if any, furnished by each Reference Bank for the purpose of determining the interest rate under Section 2.06(a)(ii).

(b) If, with respect to any Eurodollar Rate Advances, the Required Lenders notify the Agent that (i) they are unable to obtain matching deposits in the London interbank market at or about 11:00 A.M. (London time) on the second Business Day before the making of a Borrowing in sufficient amounts to fund their respective Revolving Credit Advances as part of such Borrowing during its Interest Period or (ii) the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, the Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and (ii) the obligation of the Lenders to make, or to Convert Revolving Credit Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

(c) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Agent will forthwith so notify the Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances.

(d) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $5,000,000, such Advances shall automatically Convert into Base Rate Advances.

(e) Upon the occurrence and during the continuance of any Event of Default, (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

(f) If the Telerate Page is unavailable and fewer than two Reference Banks furnish timely information to the Agent for determining the Eurodollar Rate for any Eurodollar Rate Advances,

(i) the Agent shall forthwith notify the Borrower and the Lenders that the interest rate cannot be determined for such Eurodollar Rate Advances,

(ii) with respect to Eurodollar Rate Advances, each such Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and

(iii) the obligation of the Lenders to make Eurodollar Rate Advances or to Convert Revolving Credit Advances into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

(g) On the date the Agent declares the obligation of a Lender to make Advances (other than Revolving Credit Advances by an Issuing Bank or a Lender pursuant to Section 2.03(c)) and of the Issuing Banks to issue Letters of Credit to be terminated pursuant to Section 9.06(a), each Eurodollar Rate Advance and Base Rate Advance with respect to the assigned portion of this Agreement will automatically Convert into a Specified LIBOR Rate Advance.

SECTION 2.08. Optional Conversion of Revolving Credit Advances. The Borrower may on any Business Day, upon notice given to the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.07 and 2.11, Convert all Revolving Credit Advances of the Type of either a Eurodollar Rate Advance or a Base Rate Advance comprising the same Borrowing into Revolving Credit Advances of the other such Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b) and no Conversion of any Revolving Credit Advances shall result in more separate Revolving Credit Borrowings than permitted under Section 2.02(b). Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Revolving Credit Advances to be Converted, and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower.

SECTION 2.09. Prepayments of Revolving Credit Advances. The Borrower may, upon notice at least two Business Days’ prior to the date of such prepayment, in the case of Eurodollar Rate Advances, and not later than 11:00 A.M. (New York City time) on the date of such prepayment, in the case of Base Rate Advances or Specified LIBOR Rate Advances, to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amount of the Revolving Credit Advances comprising part of the same Revolving Credit Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof, (y) in the event of any such prepayment of a Eurodollar Rate Advance or a Specified LIBOR Rate Advance, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.03(c) and (z) no prepayment may be made by the Borrower during the 25 days prior to and including the date specified in clause (a) of the definition of Termination Date.

SECTION 2.10. Increased Costs. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority including, without limitation, any agency of the European Union or similar monetary or multinational authority (whether or not having the force of law), there shall be any increase in the cost to any Eligible Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances or of agreeing to issue or of issuing or maintaining or participating in Letters of Credit (excluding for purposes of this Section 2.10 any such increased costs resulting from (i) withholding taxes with respect to payments by the Borrower to or for the account of any Lender or the Agent hereunder or under the Notes or any other documents to be delivered hereunder and (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the law of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower shall from time to time, upon demand by such Eligible Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Eligible Lender additional amounts sufficient to compensate such Eligible Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower and the Agent by such Eligible Lender, shall be prima facie evidence of the amount of such additional amounts. No Eligible Lender shall have any right to recover any additional amounts under this Section 2.10(a) for any period more than 90 days prior to the date such Eligible Lender notifies the Borrower of any such amounts.

(b) If any Eligible Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other Governmental Authority including, without limitation, any agency of the European Union or similar monetary or multinational authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Eligible Lender or any corporation controlling such Eligible Lender and that the amount of such capital is increased by or based upon the existence of such Eligible Lender’s commitment to lend or to issue or participate in Letters of Credit hereunder and other commitments of this type or the issuance of or participation in the Letters of Credit (or similar contingent obligations), then, upon demand by such Eligible Lender on the Borrower accompanied by a certificate (which certificate shall specify in reasonable detail the nature of such change in capital requirements, the proposed (or actual) compliance change to be adopted by the applicable Eligible Lender and the calculation upon which any compensation is claimed hereunder) with a copy of such demand and certificate to the Agent, the Borrower shall pay to the Agent within five Business Days of receipt of demand for payment for the account of such Eligible Lender, from time to time as specified by such Eligible Lender, additional amounts sufficient to compensate such Eligible Lender or such corporation in the light of such circumstances, to the extent that such Eligible Lender reasonably determines such increase in capital to be allocable to the existence of such Eligible Lender’s commitment to lend hereunder. A certificate as to such amounts submitted to the Borrower and the Agent by such Eligible Lender shall be prima facie evidence of such amounts, absent manifest error. No Eligible Lender shall have any right to recover any additional amounts under this Section 2.10(b) for any period more than 90 days prior to the date such Eligible Lender notifies the Borrower of any such amounts.

(c) Before making any demand under this Section 2.10, each Eligible Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different lending office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Eligible Lender, be otherwise disadvantageous to such Eligible Lender.

SECTION 2.11. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (a) each such Eurodollar Rate Advance will automatically, upon such demand, Convert into a Base Rate Advance and (b) the obligation of the Lenders to make Eurodollar Rate Advances or to Convert Revolving Credit Advances into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

SECTION 2.12. Payments and Computations. (a) The Borrower shall make each payment hereunder and under any Notes, without regard to existence of any counterclaim, set-off, defense or other right that the Borrower may have at any time against any Issuing Bank, the Agent, any Lender or any other Person, whether in connection with the transaction contemplated in this Agreement or any Note or any unrelated transaction, not later than 11:00 A.M. (New York City time) on the day when due in Dollars to the Agent at the Agent’s Account in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest, or fees ratably (other than amounts payable pursuant to Sections 2.10 or 9.03(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.06(c), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder and under any Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) All computations of interest based on the Base Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate, the Specified LIBOR Rate or the Federal Funds Rate and of fees (including the Facility Fee) shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances or Specified LIBOR Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.

(e) In respect of Specified LIBOR Rate Advances and the Facility Fee, all percentages resulting from any of the calculations hereunder will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

SECTION 2.13. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Revolving Credit Advances owing to it (other than pursuant to Sections 2.10 or 9.03(c)) in excess of its Pro Rata Share of payments on account of the Revolving Credit Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Revolving Credit Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s Pro Rata Share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

SECTION 2.14. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Revolving Credit Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Revolving Credit Advances. The Borrower agrees that upon request of any Lender to the Borrower (with a copy of such request to the Agent) to the effect that such Lender receive a Revolving Credit Note to evidence (whether for purposes of pledge, enforcement or otherwise) the Revolving Credit Advances owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender a Revolving Credit Note payable to the order of such Lender in a principal amount up to the Revolving Credit Commitment of such Lender.

(b) The Register maintained by the Agent pursuant to Section 9.06(d) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Agent from the Borrower hereunder and each Lender’s share thereof.

(c) Entries made in good faith by the Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

SECTION 2.15. Use of Proceeds. The proceeds of the Advances and issuances of Letters of Credit shall be available (and the Borrower agrees that it shall use such proceeds) solely for general corporate purposes of the Borrower and its Subsidiaries and consistent with Section 4.01(g).

SECTION 2.16. Additional Interest on Eurodollar Rate Advances. The Borrower shall pay to each Eligible Lender, so long as such Eligible Lender shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurodollar Rate Advance of such Eligible Lender to the Borrower, from the date of such Eurodollar Rate Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (a) the Eurodollar Rate for the Interest Period for such Eurodollar Rate Advance from (b) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Eligible Lender for such Interest Period, payable on each date on which interest is payable on such Eurodollar Rate Advance. Such additional interest shall be determined by such Eligible Lender and notified to the Borrower through the Agent. A certificate as to the amount of such additional interest submitted to the Borrower and the Agent by such Eligible Lender shall be conclusive and binding for all purposes, absent manifest error. No Eligible Lender shall have the right to recover any additional interest pursuant to this Section 2.16 for any period more than 90 days prior to the date such Eligible Lender notifies the Borrower that additional interest may be charged pursuant to this Section 2.16.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01. Conditions Precedent to Effectiveness of Sections 2.01 and 2.03. Sections 2.01 and 2.03 of this Agreement shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied:

(a) There shall have occurred no Material Adverse Change since December 31, 2004, except as otherwise publicly disclosed prior to the date hereof.

(b) There shall exist no action, Environmental Action, suit, investigation, litigation or proceeding affecting the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect other than the matters (the “Disclosed Litigation”) described in the Borrower’s filings on Forms 10-K, 10-Q and 8-K under the Exchange Act on or before the date hereof (the “Exchange Act Disclosure”) or (ii) purports to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby, and there shall have been no material adverse change in the status, or financial effect on the Borrower or on the Borrower and its Subsidiaries taken as a whole, of the Disclosed Litigation from that described in the Exchange Act Disclosure.

(c) Nothing shall have come to the attention of the Lenders during the course of their due diligence investigation to lead them to believe that the Borrower’s public filings under the Exchange Act were or have become misleading, incorrect or incomplete in any material respect; without limiting the generality of the foregoing, the Lenders shall have been given such access to the management, records, books of account, contracts and properties of the Borrower and its Subsidiaries as they shall have reasonably requested.

(d) All governmental and third party consents and approvals necessary in connection with the transactions contemplated hereby shall have been obtained (without the imposition of any conditions that are not reasonably acceptable to the Lenders), except to the extent that the failure to do so would not have a Material Adverse Effect, and shall remain in effect, and no law or regulation shall be applicable in the reasonable judgment of the Lenders that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated hereby.

(e) The Borrower shall have notified each Lender and the Agent in writing as to the proposed Effective Date.

(f) The Borrower shall have paid all accrued and unpaid reasonably incurred fees and expenses of the Agent and the Lenders (including the accrued and unpaid reasonably incurred fees and expenses of counsel to the Agent).

(g) On the Effective Date, the following statements shall be true and the Agent shall have received an Officer’s Certificate, in sufficient copies for each Lender, signed by a duly authorized officer of the Borrower, dated the Effective Date, stating that:

(i) The representations and warranties contained in Section 4.01 are correct on and as of the Effective Date except where the failure for such representations and warranties to be correct would not have a Material Adverse Effect, and

(ii) No event has occurred and is continuing that constitutes a Default.

(h) The Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance reasonably satisfactory to the Agent and (except for the Revolving Credit Notes) in sufficient copies for each Lender:

(i) The Revolving Credit Notes to the order of the Lenders to the extent requested by any Lender pursuant to Section 2.14.

(ii) Certified copies of the resolutions of the Board of Directors of the Borrower approving this Agreement and the Notes, and of all documents evidencing other necessary corporate action and governmental approvals (to the extent such documents are requested by any Lender), if any, with respect to this Agreement and such Notes.

(iii) A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the Notes and the other documents to be delivered hereunder.

(iv) A favorable opinion of James J. Bender, Esq., General Counsel to the Borrower and Gibson, Dunn & Crutcher LLP, outside counsel for the Borrower, substantially in the form of Exhibits D-1 and D-2 hereto, respectively, and as to such other matters as any Lender through the Agent may reasonably request.

(v) Such other approvals, opinions or documents as any Lender, through the Agent, may reasonably request.

No information delivered by the Borrower pursuant to this Section 3.01 may be designated by the Borrower to be Confidential Information.

SECTION 3.02. Conditions Precedent to Each Revolving Credit Borrowing and Letter of Credit Issuance. The obligation of each Lender to make a Revolving Credit Advance (other than an Advance made by any Issuing Bank or any Lender pursuant to Section 2.03(c)) on the occasion of each Revolving Credit Borrowing and the obligation of each Issuing Bank to issue a Letter of Credit shall be subject to the following conditions precedent:

(a) That the Effective Date shall have occurred.

(b) On the date of such Revolving Credit Borrowing or issuance (and each of the giving of the applicable Notice of Revolving Credit Borrowing, Notice of Issuance and the acceptance by the Borrower of the proceeds of such Revolving Credit Borrowing or Letter of Credit shall constitute a representation and warranty by the Borrower that on the date of such Borrowing or such issuance such statements are true) no event has occurred and is continuing, or would result from such Revolving Credit Borrowing or issuance or from the application of the proceeds therefrom, that constitutes (i) a Default under Sections 6.01(a), (b), (c), (f) or (g) or (ii) an Event of Default.

SECTION 3.03. Determinations Under Sections 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Borrower, by notice to the Lenders, designates as the proposed Effective Date, specifying its objection thereto in reasonable detail. The Agent shall promptly notify the Lenders and the Borrower of the occurrence of the Effective Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

(a) The Borrower is a corporation duly organized, validly existing and in good standing under the law of the State of Delaware.

(b) The execution, delivery and performance by the Borrower of this Agreement and the Notes to be delivered by it, and the consummation of the transactions contemplated hereby, are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not and will not contravene, or cause or constitute a violation of, any provision of law or regulation or any provision of the Borrower’s charter or by-laws or result in the breach of, or constitute a default or require any consent under, or result in the creation of any lien, charge or encumbrance upon any of the properties, revenues, or assets of the Borrower pursuant to, any indenture or other material agreement or instrument to which the Borrower is a party or by which the Borrower or its property may be bound or affected.

(c) No authorization, consent, approval (including any exchange control approval), license or other action by, and no notice to or filing or registration with, any Governmental Authority, administrative agency or regulatory body or any other third party (including any creditor) is required for the due execution, delivery and performance by the Borrower of this Agreement or the Notes to be delivered by it.

(d) This Agreement has been, and each of the Notes to be delivered by it when delivered hereunder will have been, duly executed and delivered by the Borrower. This Agreement is, and each of the Notes when delivered hereunder will be, the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with their respective terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, moratorium and similar laws affecting creditors rights generally).

(e) The Consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2004, and the related Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended (together with the notes to the financial statements of the Borrower and its Consolidated Subsidiaries), accompanied by an opinion of Ernst & Young LLP, independent public accountants, fairly present in all material respects in accordance with GAAP the Consolidated financial condition of the Borrower and its Subsidiaries as at such date and the Consolidated results of the operations of the Borrower and its Subsidiaries for the periods ended on such date. The unaudited interim Consolidated financial statements of the Borrower for each of the quarterly periods ended March 31, 2005 and June 30, 2005, fairly present in all material respects in accordance with GAAP the Consolidated financial condition of the Borrower and its Subsidiaries as at the dates thereof and the results of their operations for the periods covered thereby (subject to normal year-end audit adjustments). Since December 31, 2004, there has been no Material Adverse Change, except as otherwise publicly disclosed.

(f) There is no pending or, to the knowledge of the Borrower, threatened action, suit, investigation, litigation or proceeding, including, without limitation, any Environmental Action, affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect (other than the Disclosed Litigation) or (ii) purports to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby, and there has been no material adverse change in the status, or financial effect on the Borrower or on the Borrower and its Subsidiaries taken as a whole, of the Disclosed Litigation from that described in the Exchange Act Disclosure.

(g) Neither the Borrower nor its Subsidiaries are engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. Following application of the proceeds of each Advance, not more than 25 percent of the value of the assets (either of the Borrower or of the Borrower and its relevant Subsidiaries on a Consolidated basis) subject to any of the covenants contained in Article V will be margin stock (within the meaning of Regulation U).

(h) The Borrower is not, and immediately after the application of the proceeds of each Borrowing, will not be, (i) an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended, or (ii) a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

(i) Neither this Agreement nor any other document delivered by or on behalf of the Borrower or any of its Affiliates in connection with this Agreement or included therein contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(j) The Borrower and each of its Subsidiaries and ERISA Affiliates have met their minimum funding requirements under ERISA with respect to their Plans in all material respects and have not incurred liability to the PBGC in an amount in excess of $100,000,000, individually or in aggregate, other than for the payment of premiums, in connection with such Plans.

(k) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan and no condition or event currently exists or currently is expected to occur that could result in any ERISA Event.

(l) The Schedules B (Actuarial Information) to the most recent annual reports (Form 5500 Series) with respect to each Plan, copies of which have been filed with the Internal Revenue Service (and which will be furnished to any Lender through the Agent upon the request of such Lender through the Agent to the Borrower), are complete and accurate in all material respects and fairly present in all material respects the funding status of such Plans at such date.

(m) No amendment with respect to which security is required under Section 401(a)(29) of the Code or Section 307 of ERISA has been made or is reasonably expected to be made to any Plan. The aggregate Underfunding with respect to all Plans which have any Underfunding does not exceed $100,000,000.

(n) Neither the Borrower nor any of its Subsidiaries or ERISA Affiliates has incurred or reasonably expects to incur any Withdrawal Liability to any Multiemployer Plan in an amount in excess of $100,000,000, individually or in aggregate.

(o) Neither the Borrower nor any of its Subsidiaries or ERISA Affiliates has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA. No Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA, in a reorganization or termination which might reasonably be expected to result in a liability of the Borrower or any of its Subsidiaries or ERISA Affiliates in an amount in excess of $100,000,000, individually or in aggregate.

(p) No default under any agreement or instrument evidencing any Indebtedness of the Borrower or any of its Subsidiaries has occurred and is continuing, and no such event will occur upon the occurrence of the Effective Date, other than any such default which could not be reasonably expected to have a Materially Adverse Effect.

(q) The operations and properties of the Borrower and its Subsidiaries taken as a whole comply in all material respects with all applicable Environmental Laws, all necessary Environmental Permits have been applied for or have been obtained and are in effect for the operations and properties of the Borrower and its Subsidiaries, and the Borrower and its Subsidiaries are in compliance in all material respects with all such Environmental Permits other than, in any such case, where any such failure could not be reasonably expected to have a Material Adverse Effect. Except as described in the Exchange Act Disclosure, no circumstances exist that would be reasonably likely to form the basis of an Environmental Action against the Borrower or any of its Subsidiaries or any of their properties that could have a Material Adverse Effect.

ARTICLE V

COVENANTS OF THE BORROWER

SECTION 5.01. Written Statement to Agent. The Borrower will deliver to the Agent on or before May 31 in each year (beginning with May 31, 2006) an Officers’ Certificate stating that in the course of the performance by the signers of their duties as officers of the Borrower they would normally have knowledge of any default by the Borrower in the performance of any covenants contained in this Agreement, stating whether or not they have knowledge of any such default and, if so, specifying each such default of which the signers have knowledge and the nature thereof. At least one signatory to such Officers’ Certificate shall be the principal executive officer, principal financial officer, Treasurer or principal accounting officer of the Borrower. No information delivered by the Borrower pursuant to this Section 5.01 may be designated by the Borrower to be Confidential Information.

SECTION 5.02. Commission Reports; Financial Statements. (a) Whether or not required by the Commission, the Borrower will furnish to the Agent (unless otherwise publicly available on or through the Commission’s EDGAR system) within 30 days after the time periods specified in the Commission’s rules and regulations:

(i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Borrower were required to file such reports, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and, with respect to the annual information only, a report on the annual financial statements by the Borrower’s certified independent accountants; and

(ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Borrower were required to file such reports.

(b) On request from the Agent, the Borrower shall provide the Agent with a sufficient number of copies of all reports and other documents and information that the Agent may be required to deliver to Lenders pursuant to this Agreement, if any are so required.

(c) To the extent it is required to file them with the Commission, the Borrower will furnish to the Agent (unless otherwise publicly available on or through the Commission’s EDGAR system), within 30 days after the time periods specified in the Commission’s rules and regulations, copies of the annual reports and of the information, documents, and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) which the Borrower may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act.

(d) If it is not required to file information, documents, or reports with the Commission pursuant to either Section 13 or Section 15(d) of the Exchange Act, then the Borrower will file with the Commission, in accordance with rules and regulations prescribed from time to time by the Commission, such supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Exchange Act in respect of a debt security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations and will furnish to the Agent (unless otherwise publicly available on or through the Commission’s EDGAR system), within 30 days after the time periods specified in the Commission’s rules and regulations, copies of all information, documents and reports so filed with the Commission.

(e) Delivery of such reports, information and documents to the Agent is for informational purposes only and the Agent’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Borrower’s compliance with any of its covenants or the other provisions hereunder (as to which the Agent is entitled to rely exclusively on Officers’ Certificates).

(f) No information delivered by the Borrower pursuant to this Section 5.02 may be designated by the Borrower to be Confidential Information.

SECTION 5.03. Limitation On Liens. The Borrower will not, and will not permit any of its Subsidiaries to, issue, assume or guarantee any Indebtedness secured by a Lien (other than Permitted Liens) upon any of their property, now owned or hereafter acquired, unless this Agreement and all payments due under this Agreement are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

SECTION 5.04. Limitation On Mergers, Consolidations And Sales Of Assets. (a) The Borrower may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Borrower is the surviving Person); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Borrower and its Subsidiaries taken as a whole, in one or more related transactions, to another Person unless:

(i) either: (A) the Borrower is the surviving Person; or (B) the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a Person organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(ii) the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made expressly assumes in form reasonably satisfactory to the Agent all the obligations of the Borrower under this Agreement, the Notes, the L/C Related Documents and any other related agreements specified by the Agent in its reasonable discretion and delivers to the Agent an Opinion of Counsel to the effect that each of those agreements has been duly authorized, executed and delivered by such Person and constitutes a valid and binding obligation of such Person, enforceable against such Person in accordance with its terms (subject to customary exceptions); and

(iii) immediately after such transaction no Default or Event of Default exists.

(b) Notwithstanding the foregoing, the Borrower may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) failure by the Borrower to pay any principal of any Advance when the same becomes due and payable; or

(b) failure by the Borrower to pay: (i) any Facility Fees; (ii) any interest on any Advance; (iii) any amount payable in respect of any Letter of Credit Agreement; or (iv) any other payment of fees or other amounts payable under this Agreement or any Note, in each case within thirty days after the same becomes due and payable; or

(c) failure by the Borrower to comply with the provisions of Section 5.04 hereof; or

(d) failure by the Borrower for 60 days after notice, from the Agent or the Notice Lenders (with a copy to the Agent), to perform or observe any term, covenant or agreement contained in this Agreement on its part to be performed or observed; or

(e) failure by the Borrower to pay final judgments aggregating in excess of $100,000,000, which judgments are not paid, discharged or stayed for a period of 60 days; or

(f) the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of the Borrower in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order adjudging the Borrower a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Borrower under any applicable Federal or State law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Borrower or of any substantial part of the property of the Borrower, or ordering the winding up or liquidation of the affairs of the Borrower, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; or

(g) the commencement by the Borrower of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Borrower in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Borrower or of any substantial part of the property of the Borrower, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Borrower in furtherance of any such action;

then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Notice Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances (other than Revolving Credit Advances by an Issuing Bank or a Lender pursuant to Section 2.03(c)) and of the Issuing Banks to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Notice Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, that any time after a declaration of acceleration described in clause (ii) has occurred and before a judgment for payment of the money due has been obtained by any Lender, the Required Lenders, by written notice to the Borrower and the Agent, may rescind and annul such declaration and its consequences (but not the termination of the obligations described in clause (i)) if the rescission would not conflict with any judgment or decree of a court of competent jurisdiction, all existing Events of Default, other than the nonpayment of the principal of any Advance and interest on any Advances that have become due solely by the declaration of acceleration, have been cured or waived, and no such rescission shall affect any subsequent Default or impair any right consequent thereon; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the United States Bankruptcy Code of 1978, as amended, (A) the obligation of each Lender to make Advances (other than Revolving Credit Advances by an Issuing Bank or a Lender pursuant to Section 2.03(c)) and of the Issuing Banks to issue Letters of Credit shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

SECTION 6.02. Notice of Default or Event of Default. The Agent shall not be deemed to have knowledge of a Default or Event of Default unless a notice of such Default or Event of Default is received by the Agent pursuant to Section 9.01. The Borrower shall provide the Agent and the Lenders with notice in reasonable detail of a Default or Event of Default promptly after becoming aware of the occurrence thereof.

SECTION 6.03. Actions in Respect of the Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Agent may with the consent, or shall at the request, of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Borrower to, and forthwith upon such demand the Borrower will, make such arrangements in respect of the outstanding Letters of Credit as shall be acceptable to the Required Lenders.

SECTION 6.04. Waiver Of Existing Defaults. Subject to Section 8.01 of this Agreement, the Required Lenders by notice to the Agent may waive an existing Default or Event of Default and its consequences, except (1) a continuing Default or Event of Default with respect to Sections 6.01(a) and (b) of this Agreement or (2) a continuing default in respect of a provision that under Section 8.01 of this Agreement cannot be amended without the consent of each Lender affected. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Agreement; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

ARTICLE VII

THE AGENT

SECTION 7.01. Authorization and Action. Each Lender (in its capacities as a Lender and an Issuing Bank (as applicable)) hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to this Agreement or applicable law. The Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement, other than any notice the Borrower is obligated to provide directly to such Lender.

SECTION 7.02. Agent’s Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (i) may treat the Lender that made any Advance as the holder of the indebtedness resulting therefrom until the Agent receives and accepts an Assignment and Acceptance entered into by such Lender, as assignor, and an Eligible Assignee, as assignee, as provided in Section 9.06; (ii) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or the existence at any time of any Default or to inspect the property (including the books and records) of the Borrower; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram or telex) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 7.03. Citibank and Affiliates. With respect to its Commitment, the Advances made by it and any Note issued to it, Citibank shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Citibank in its individual capacity. Citibank and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, the Borrower, any of its Subsidiaries and any Person who may do business with or own securities of the Borrower or any such Subsidiary, all as if Citibank were not the Agent and without any duty to account therefor to the Lenders. The Agent shall have no duty to disclose information obtained or received by it or any of its Affiliates relating to the Borrower or its Subsidiaries to the extent such information was obtained or received in any capacity other than as Agent.

SECTION 7.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on publicly available information relating to the Borrower, the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 7.05. Indemnification. (a) Each Lender severally agrees to indemnify the Agent (to the extent not reimbursed by the Borrower), from and against such Lender’s Pro Rata Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement (collectively, the “Indemnified Costs”), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its Pro Rata Share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by the Agent, any Lender or a third party.

(b) Each Lender severally agrees to indemnify the Issuing Banks (to the extent not promptly reimbursed by the Borrower) from and against such Lender’s Pro Rata Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any such Issuing Bank in any way relating to or arising out of this Agreement or any action taken or omitted by such Issuing Bank hereunder or in connection herewith; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Issuing Bank’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse any such Issuing Bank promptly upon demand for its Pro Rata Share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 9.03, to the extent that such Issuing Bank is not promptly reimbursed for such costs and expenses by the Borrower.

(c) The failure of any Lender to reimburse the Agent or any Issuing Bank, as the case may be, promptly upon demand for its Pro Rata Share of any amount required to be paid by the Lenders to the Agent or such Issuing Bank, as the case may be, as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Agent or such Issuing Bank, as the case may be, for its Pro Rata Share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Agent or any such Issuing Bank, as the case may be, for such other Lender’s Pro Rata Share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 7.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes. The Agent and each Issuing Bank agrees to return to the Lenders their respective Pro Rata Shares of any amounts paid under this Section 7.05 that are subsequently reimbursed by the Borrower.

SECTION 7.06. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof having a combined capital and surplus of at least $500,000,000 and a long-term credit rating of at least “A3” from Moody’s and “A-” from S&P. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

ARTICLE VIII

AMENDMENTS

SECTION 8.01. Amendments, Etc. With Consent of Lenders. Except as provided in Section 8.02, no amendment or waiver of any provision of this Agreement or the Revolving Credit Notes, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (a) waive any of the conditions specified in Sections 3.01 and 3.02, (b) subject the Lenders to any additional obligations, (c) increase the Commitments of the Lenders, (d) reduce the principal of, or interest on, the Revolving Credit Advances or any fees or other amounts payable hereunder, (e) postpone any date fixed for any payment of principal of, or interest on, the Revolving Credit Advances or any fees or other amounts payable hereunder, (f) change the percentage of the Revolving Credit Commitments, the aggregate Available Amount of outstanding Letters of Credit or of the aggregate unpaid principal amount of the Revolving Credit Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder or (g) amend this Section 8.01 (each of clauses (a) through (g), a “Restricted Event”); and provided further that (x) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note and (y) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Banks in addition to the Lenders required above to take such action, affect the rights or obligations of the Issuing Banks in their capacities as such under this Agreement.

SECTION 8.02. Amendments Without Consent of Lenders. (a) The Agent and the Borrower, when authorized by a resolution of its Board of Directors (which resolution may provide general terms or parameters for such action and may provide that the specific terms of such action may be determined in accordance with or pursuant to an Officers’ Certificate), may from time to time and at any time amend this Agreement for one or more of the following purposes:

(i) to convey, transfer, assign, mortgage or pledge to the Lenders as security for the obligations hereunder any property;

(ii) to evidence the succession of another corporation to the Borrower, or successive successions, and the assumption by the successor corporation of the covenants, agreements and obligations of the Borrower pursuant to Section 5.04;

(iii) to add to the covenants of the Borrower such further covenants, restrictions, conditions or provisions as the Borrower and the Agent shall consider to be for the protection of the Lenders, and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an Event of Default permitting the enforcement of all or any of the several remedies provided in this Agreement as herein set forth; provided, that in respect of any such additional covenant, restriction, condition or provision such amendment may provide for a particular period of grace after default (which period may be shorter or longer than that allowed in the case of other defaults) or may provide for an immediate enforcement upon such an Event of Default or may limit the remedies available to the Agent or the Lender upon such an Event of Default or may limit the right of the Required Lenders to waive such an Event of Default; and

(iv) (x) to cure any ambiguity or to correct or supplement any provision contained herein or in any amendment which may be defective or inconsistent with any other provision contained herein or in any amendment, or (y) to make any other provisions as the Borrower may deem necessary or desirable, provided that in either case no such action shall adversely affect the interests of the Lenders.

(b) The Agent is hereby authorized to join with the Borrower in the execution of any such amendment, to make any further appropriate agreements and stipulations which may be therein contained and to accept the conveyance, transfer, assignment, mortgage or pledge of any property thereunder, but the Agent shall not be obligated to enter into any such amendment which affects the Agent’s own rights, duties or immunities under this Agreement or otherwise.

(c) Any amendment authorized by the provisions of this Section may be executed without the consent of any Lenders.

(d) Promptly after the execution by the Borrower and the Agent of any amendment pursuant to the provisions of Section 8.02, the Borrower and the Agent shall give notice thereof to the Lenders. Any failure of the Borrower or the Agent to give such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment.

SECTION 8.03. Documents to Be Given to Agent. The Agent, subject to the provisions of Article VII, may receive an Officers’ Certificate and an Opinion of Counsel as conclusive evidence that any amendment or waiver executed pursuant to this Article VIII complies with the applicable provisions of this Agreement.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic or telex communication) and mailed (return receipt requested), telecopied, telegraphed, telexed or delivered, if to the Borrower, its address at The Williams Companies, Inc., One Williams Center, Suite 5000, Tulsa, Oklahoma 74172, Attention: Patti Kastl, Facsimile No.: (918) 573-2065; if to any Initial Lender, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender or as otherwise notified to the Borrower; and if to the Agent, at its address at Two Penns Way, Suite 110, New Castle, Delaware 19720, Attention: Global Loans Manager; or, as to the Borrower or the Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Agent. All such notices and communications shall, when mailed, telecopied, telegraphed or telexed, be effective when deposited in the mails, telecopied, delivered to the telegraph company or confirmed by telex answerback, respectively, except that notices and communications to the Agent pursuant to Article II, III, VI or VII shall not be effective until received by the Agent. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

SECTION 9.02. Powers and Remedies Cumulative; Delay or Omission Not Waiver of Default. (a) No right or remedy herein conferred upon or reserved to the Agent or to the Lenders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

(b) No delay or omission of the Agent or of any Lender to exercise any right or power accruing upon any Event of Default occurring and continuing as aforesaid shall impair any such right or power or shall be construed to be a waiver of any such Event of Default or an acquiescence therein; and every power and remedy given by this Agreement or by law to the Agent or to the Lenders may be exercised from time to time, and as often as shall be deemed expedient, by the Agent or by the Lenders.

SECTION 9.03. Costs and Expenses. (a) The Borrower agrees to pay on demand all reasonable costs and expenses of the Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, (A) all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, and audit expenses and (B) the reasonable fees and expenses of outside counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement. The Borrower further agrees to pay on demand all reasonable costs and expenses of the Agent and the Eligible Lenders, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of outside counsel for the Agent and each Eligible Lender in connection with the enforcement of rights under this Section 9.03(a).

(b) The Borrower agrees to indemnify and hold harmless the Agent, each Eligible Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances or (ii) the actual or alleged presence of Hazardous Materials on any property of the Borrower or any of its Subsidiaries or any Environmental Action relating in any way to the Borrower or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense has resulted from such Indemnified Party’s (or any of its Affiliates) gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.03(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its Subsidiaries, its directors, shareholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrower also agrees not to assert any claim for special, indirect, consequential or punitive damages against the Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances.

(c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance or Specified LIBOR Rate Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period or Specified LIBOR Rate Interest Period, as applicable, for such Advance, as a result of a payment or Conversion pursuant to Sections 2.07, 2.09 or 2.11, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, the Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

(d) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.10 and 9.03 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes and the termination in whole of any Commitment hereunder.

SECTION 9.04. Waiver of Set-off. Each Lender waives any right of setoff, counterclaim, deduction, diminution or abatement based upon any claim it may have against the Borrower under this Agreement.

SECTION 9.05. Binding Effect. This Agreement shall become effective (other than Sections 2.01 and 2.03, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by the Borrower and the Agent and when the Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

SECTION 9.06. Assignments and Participations. (a) Each Lender may at any time assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Revolving Credit Commitment, its Unissued Letter of Credit Commitment, the Revolving Credit Advances owing to it, its participations in Letters of Credit and the Revolving Credit Note or Notes held by it); provided, however, that (i) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or a participant or sub-participant or owner of a beneficial interest thereof (and further assignments by such Persons or subsequent assignees) or an assignment of all of a Lender’s rights and obligations under this Agreement, the amount of the Revolving Credit Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof unless the Borrower and the Agent otherwise agree, (ii) each such assignment shall be to an Eligible Assignee, (iii) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Revolving Credit Note subject to such assignment and a processing and recordation fee of an amount specified by the Agent, such amount not to exceed $3,500; provided, however, that the Agent may accept an Assignment and Acceptance executed by only the assignor where the assignee is an owner of a beneficial interest described in clause (iii) of the definition of Eligible Assignee, (iv) any Lender may, without the approval of the Borrower and the Agent, assign all or a portion of its rights to any of its Affiliates and (v) an Issuing Bank may assign all or a portion of its obligations only to (x) an Affiliate with a long-term credit rating no lower than that of the assignor from each of Moody’s and S&P and with market acceptance by beneficiaries of letters of credit similar to that of the assignor in the reasonable judgment of the assignor and the Borrower, (y) an assignee or successor pursuant to operation of law or (z) an assignee or successor pursuant to a merger, consolidation or amalgamation with or into, or transfer of all or substantially all of the assignor’s assets to, another entity. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.10 and 9.03 to the extent any claim thereunder relates to an event arising prior such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto). If a Lender assigns all of its rights and obligations under all or a portion of this Agreement to one or more Persons to whom such Lender has previously sold a participation pursuant to Section 9.06(e) (so long as the Borrower has consented to the identity of the participant and the terms of such participation at the time of such sale, such consent not to be unreasonably withheld or delayed, and such participation has not been amended, modified or supplemented without the consent of Borrower, such consent not to be unreasonably withheld or delayed), on the date of such assignment the Agent shall declare the obligation of each Lender to make Advances (other than Revolving Credit Advances by an Issuing Bank or a Lender pursuant to Section 2.03(c)) and of the Issuing Banks to issue Letters of Credit to be terminated with respect to the assigned portion.

(b) By executing and delivering an Assignment and Acceptance or accepting an assignment, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other instrument or document furnished pursuant hereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received or has had the opportunity to request a copy of such documents and information as it has deemed appropriate to make its decision to enter into such Assignment and Acceptance or accept such assignment; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender or as an Issuing Bank, as the case may be.

(c) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and, if applicable, an assignee representing that it is an Eligible Assignee, together with any Revolving Credit Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.

(d) The Agent shall maintain at its address referred to in Section 9.01 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time in addition to the items set forth in Section 2.14(b) (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Each Lender may sell participations to one or more banks or other Persons (other than the Borrower or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Revolving Credit Commitment, its Unissued Letter of Credit Commitment, the Revolving Credit Advances owing to it, its participations in Letters of Credit and any Revolving Credit Note or Notes held by it); provided, however, that except as otherwise agreed by the parties hereto, (i) such Lender’s obligations under this Agreement (including, without limitation, its Revolving Credit Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any Note, or any consent to any departure by the Borrower therefrom, except, if the Borrower has consented to the granting of such right to such participant, such consent not to be unreasonably withheld or delayed, to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation. If a Lender shall notify the Borrower of the existence of such a participant or sub-participant, the Borrower shall provide such participant and sub-participant, as applicable, with the same reports, notices, certificates, opinions and other information in sufficient numbers as requested by the recipient as the Borrower is required to provide to the Agent or such Lender under this Agreement (other than pursuant to Article II).

(f) Any Lender, participant or sub-participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.06, disclose to the assignee or participant or proposed assignee or participant (or holders of beneficial interest therein), any information relating to the Borrower furnished to such Lender, participant or sub-participant by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant (or holders of beneficial interest therein) shall agree to preserve the confidentiality of any Confidential Information relating to the Borrower received by it from such Lender, participant or sub-participant.

(g) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time assign or create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and any Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

SECTION 9.07. Confidentiality. Each of the Lenders and the Agent agrees that it will use reasonable efforts (e.g., procedures substantially comparable to those applied by such Lender or Agent in respect of non-public information as to the business of such Lender or Agent) to not disclose Confidential Information to any other Person without the consent of the Borrower, other than (a) by the Agent to any Lender, (b) by any Lender to any other Lender or the Agent, (c) to the Agent’s or such Lender’s Affiliates and their officers, directors, employees, agents and advisors and, as contemplated by Section 9.06(f), to actual or prospective assignees and participants (or holders of beneficial interest therein), and then only on a confidential basis, (d) as required by any law, rule or regulation or judicial process, (e) as requested or required by any state, federal or foreign authority, examiner or auditor regulating banks or banking, (f) to counsel for any Lender or the Agent and their respective independent public accountants, (g) to the extent such information relates to an Event of Default, (h) in connection with any litigation to which the Agent or any Lender is a party and (i) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; provided that a determination by a Lender or Agent as to the application of the circumstances described in the foregoing clauses (a)-(i) is conclusive if made in good faith; and each of the Lenders and the Agent agrees that it will follow procedures which are intended to put any transferee of such Confidential Information on notice that such information is confidential.

SECTION 9.08. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the law of the State of New York.

SECTION 9.09. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.10. Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Notes, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. The Borrower hereby agrees that service of process in any such action or proceeding brought in any such New York State court or in such federal court may be made upon CT Corporation System at its offices at 1633 Broadway, New York, New York 10019 (the “Process Agent”) and the Borrower hereby irrevocably appoints the Process Agent its authorized agent to accept such service of process, and agrees that the failure of the Process Agent to give any notice of any such service shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to serve legal process in any other manner permitted by law or to bring any action or proceeding relating to this Agreement or the Notes in the courts of any jurisdiction.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 9.11. Final Agreement. This Agreement and each Letter of Credit Agreement constitute the entire agreement between the parties with respect to the matters addressed herein and supersede all prior or simultaneous agreements, written or oral, with respect thereto.

SECTION 9.12. Judgment. (a) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder or under the Notes in any currency (the “Original Currency”) into another currency (the “Other Currency”), the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase the Original Currency with the Other Currency at 9:00 A.M. (New York City time) on the first Business Day preceding that on which final judgment is given.

(b) The obligation of the Borrower in respect of any sum due in the Original Currency from it to any Lender or the Agent hereunder or under the Revolving Credit Note or Revolving Credit Notes held by such Lender shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Business Day following receipt by such Lender or Agent (as the case may be) of any sum adjudged to be so due in such Other Currency, such Lender or Agent (as the case may be) may in accordance with normal banking procedures purchase Dollars with such Other Currency; if the amount of Dollars so purchased is less than the sum originally due to such Lender or Agent (as the case may be) in the Original Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or Agent (as the case may be) against such loss, and if the amount of Dollars so purchased exceeds the sum originally due to any Lender or the Agent (as the case may be) in the Original Currency, such Lender or Agent (as the case may be) agrees to remit to the Borrower such excess.

SECTION 9.13. No Liability of the Issuing Banks. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. None of the Agents, the Lenders nor any Issuing Bank, nor any of their respective Affiliates, nor the respective directors, officers, employees, agents and advisors of such Person or such Affiliate shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were caused by (i) such Issuing Bank’s willful misconduct or gross negligence as determined in a final, non-appealable judgment by a court of competent jurisdiction in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) such Issuing Bank’s willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing and without limiting the generality thereof, the parties agree that, with respect to such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

SECTION 9.14. Waiver of Jury Trial. Each of the Borrower, the Agent and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Notes or the actions of the Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

SECTION 9.15. Officers’ Certificates and Opinions of Counsel; Statements to Be Contained Therein. (a) Each certificate or opinion provided for in this Agreement and delivered to the Agent with respect to compliance with a condition or covenant provided for in this Agreement shall include (i) a statement that the person making such certificate or opinion has read such covenant or condition, (ii) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based, which examination or investigation may be carried out by his or her designee, (iii) a statement that, in the opinion of such person, he or she has made such examination or investigation as is necessary to enable him or her to express an opinion as to whether or not such covenant or condition has been complied with and (iv) a statement as to whether or not, in the opinion of such person, such condition or covenant has been complied with.

(b) Any certificate, statement or opinion of an officer of the Borrower may be based, insofar as it relates to legal matters, upon a certificate or opinion of or representations by counsel, unless such officer knows that the certificate or opinion or representations with respect to the matters upon which his certificate, statement or opinion may be based as aforesaid are erroneous, or in the exercise of reasonable care should know that the same are erroneous. Any certificate, statement or opinion of counsel may be based, insofar as it relates to factual matters or information with respect to which is in the possession of the Borrower, upon the certificate, statement or opinion of or representations by an officer or officers of the Borrower, unless such counsel knows that the certificate, statement or opinion or representations with respect to the matters upon which his or her certificate, statement or opinion may be based as aforesaid are erroneous, or in the exercise of reasonable care should know that the same are erroneous.

(c) Any certificate, statement or opinion of an officer of the Borrower or of counsel may be based, insofar as it relates to accounting matters, upon a certificate or opinion of or representations by an accountant or firm of accountants in the employ (or former employ) of the Borrower or any of its Subsidiaries, unless such officer or counsel, as the case may be, knows that the certificate or opinion or representations with respect to the accounting matters upon which his or her certificate, statement or opinion may be based as aforesaid are erroneous, or in the exercise of reasonable care should know that the same are erroneous.

(d) Any certificate or opinion of any independent firm of public accountants filed with and directed to the Agent shall contain a statement that such firm is independent.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE WILLIAMS COMPANIES, INC.

By /s/ Rodney J. Sailor
Name: Rodney J. Sailor
Title: Treasurer

[Additional signatures on succeeding page]

CITIBANK, N.A.,

as Agent

By /s/ Todd J. Mogil
Title: Attorney-in-Fact

Initial Issuing Banks

Letter of Credit Commitment

$200,000,000	CITICORP USA, INC. By /s/ Todd J. Mogil

$200,000,000	Total of the Letter of Credit Commitments	Title: Vice President

Initial Lenders

Revolving Credit Commitment

$200,000,000	CITICORP USA, INC. By /s/ Todd J. Mogil

Title: Vice President

$200,000,000	Total of the Revolving Credit Commitments

SCHEDULE I
THE WILLIAMS COMPANIES, INC.
FIVE YEAR CREDIT AGREEMENT
APPLICABLE LENDING OFFICES

Name of Initial Lender	Domestic Lending Office	Eurodollar Lending Office
Citicorp USA, Inc.	Two Penns Way	Two Penns Way
	Suite 110	Suite 110
	New Castle, DE 19720	New Castle, DE 19720
	Attn: Global Loans Manager	Attn: Global Loans Manager
	Phone: 302-894-6035	Phone: 302-894-6035
	Fax: 212-994-0847	Fax: 212-994-0847

EXHIBIT A — FORM OF

REVOLVING CREDIT NOTE

U.S.$     Dated:      , 200_

FOR VALUE RECEIVED, the undersigned, The Williams Companies, Inc., a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY to the order of      (the “Lender”) for the account of its Applicable Lending Office on the Termination Date (each as defined in the Credit Agreement referred to below) the principal sum of U.S.$[amount of the Lender’s Commitment in figures] or, if less, the aggregate principal amount of the Revolving Credit Advances made by the Lender to the Borrower pursuant to the $200,000,000 Five Year Credit Agreement dated as of September 20, 2005 among the Borrower, the Lender and certain other lenders parties thereto, the Issuing Banks parties thereto and Citibank, N.A. as Agent for the Lender and such other lenders and the Issuing Banks (as amended or modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined) outstanding on such date.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Credit Advance from the date of such Revolving Credit Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to Citibank, N.A. as Agent, at Two Penns Way, Suite 110, New Castle, Delaware 19720, in same day funds. Each Revolving Credit Advance owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.

This Promissory Note is one of the Revolving Credit Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Revolving Credit Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Revolving Credit Advance being evidenced by this Promissory Note and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

This Promissory Note shall be governed by, and construed in accordance with the law of the State of New York.

THE WILLIAMS COMPANIES, INC.

By

Title:

ADVANCES AND PAYMENTS OF PRINCIPAL

Amount of
		Principal Paid	Unpaid Principal	Notation
Date	Amount of Advance	or Prepaid	Balance	Made By

EXHIBIT B — FORM OF NOTICE OF

REVOLVING CREDIT BORROWING

Citibank, N.A., as Agent
for the Lenders and Issuing Banks parties
to the Credit Agreement
referred to below
Two Penns Way
New Castle, Delaware 19720

[Date]

Attention: Bank Loan Syndications Department

Ladies and Gentlemen:

The undersigned, The Williams Companies, Inc., refers to the $200,000,000 Five Year Credit Agreement, dated as of September 20, 2005 (as amended or modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders and Issuing Banks parties thereto, and Citibank, N.A., as Agent for said Lenders and Issuing Banks, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Revolving Credit Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Revolving Credit Borrowing (the “Proposed Revolving Credit Borrowing”) as required by Section 2.02(a) of the Credit Agreement:

(i) The Business Day of the Proposed Revolving Credit Borrowing is      , 200_.

(ii) The Type of Advances comprising the Proposed Revolving Credit Borrowing is [Base Rate Advances] [Eurodollar Rate Advances].

(iii) The aggregate amount of the Proposed Revolving Credit Borrowing is $     .

[(iv) The initial Interest Period for each Eurodollar Rate Advance made as part of the Proposed Revolving Credit Borrowing is      month[s].]

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Revolving Credit Borrowing:

(A) the Effective Date has occurred.

(B) no event has occurred and is continuing, or would result from such Proposed Revolving Credit Borrowing or from the application of the proceeds therefrom, that constitutes a Default under Section 6.01(a), (b), (c), (f) or (g) of the Credit Agreement or an Event of Default.

Very truly yours,

THE WILLIAMS COMPANIES, INC.

By

Title:

EXHIBIT C — FORM OF

ASSIGNMENT AND ACCEPTANCE

Reference is made to the $200,000,000 Five Year Credit Agreement dated as of September 20, 2005 (as amended or modified from time to time, the “Credit Agreement”) among The Williams Companies, Inc., a Delaware corporation (the “Borrower”), the Lenders and Issuing Banks (each as defined in the Credit Agreement) and Citibank, N.A., as agent for the Lenders and Issuing Banks (the “Agent”). Terms defined in the Credit Agreement are used herein with the same meaning.

The “Assignor” and the “Assignee” referred to on Schedule 1 hereto agree as follows:

1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the Credit Agreement as of the date hereof equal to the percentage interest specified on Schedule 1 hereto of all outstanding rights and obligations under the Credit Agreement together with participations in Letters of Credit held by the Assignor on the date hereof. After giving effect to such sale and assignment, the Assignee’s Revolving Credit Commitment and the amount of the Revolving Credit Advances owing to the Assignee will be as set forth on Schedule 1 hereto.

2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or any other instrument or document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, the Credit Agreement or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto; (iv) attaches the Revolving Credit Note[, if any,] held by the Assignor [and requests that the Agent exchange such Revolving Credit Note for a new Revolving Credit Note payable to the order of [the Assignee in an amount equal to the Revolving Credit Commitment assumed by the Assignee pursuant hereto or new Revolving Credit Notes payable to the order of the Assignee in an amount equal to the Revolving Credit Commitment assumed by the Assignee pursuant hereto and] the Assignor in an amount equal to the Revolving Credit Commitment retained by the Assignor under the Credit Agreement, respectively, as specified on Schedule 1 hereto]; and (v) if required pursuant to clause (iv) of the definition of Eligible Assignee, represents and warrants that it has obtained consent of the Borrower.

3. The Assignee (i) confirms that it has received a copy of such documents and information as it has deemed appropriate to make its decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; and (v) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender.

4. Following the execution of this Assignment and Acceptance, it will be delivered to the Agent for acceptance and recording by the Agent. The effective date for this Assignment and Acceptance (the “Assignment Date”) shall be the date of acceptance hereof by the Agent, unless otherwise specified on Schedule 1 hereto.

5. Upon such acceptance and recording by the Agent, as of the Assignment Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

6. Upon such acceptance and recording by the Agent, from and after the Assignment Date, the Agent shall make all payments under the Credit Agreement and the Revolving Credit Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and Facility Fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Revolving Credit Notes for periods prior to the Assignment Date directly between themselves.

7. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

8. This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by telecopier shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.

IN WITNESS WHEREOF, the Assignor and the Assignee have caused Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

Schedule 1

to

Assignment and Acceptance

Percentage interest assigned:			—%
Assignee’s Revolving Credit Commitment:			$—
Aggregate outstanding principal amount of Revolving Credit Advances assigned:		$	______
Principal amount of Revolving Credit Note payable to Assignee:		$	______
Principal amount of Revolving Credit Note payable to Assignor:		$	______
Assignment Date*:	_______________, 200_

[NAME OF ASSIGNOR], as Assignor

By

Title:

Dated:      , 200_

[NAME OF ASSIGNEE], as Assignee

By

Title:

Dated:      , 200_

Domestic Lending Office:

[Address]

Eurodollar Lending Office:

[Address]

*This date should be no earlier than five Business Days (or such lesser number agreed by the Agent) after the delivery of this Assignment and Acceptance to the Agent.

Accepted [and Approved]** this day of , 200_ CITIBANK, N.A., as Agent By[	]

Title:
[Approved this day of , 200_ THE WILLIAMS COMPANIES, INC. By	]*

Title:

EXHIBIT D-1 — FORM OF

OPINION OF OUTSIDE COUNSEL

FOR THE BORROWER

September 20, 2005

Direct Dial (212) 351-4000	Client No. C 97394-00034

Citibank, N.A.
390 Greenwich Street, 4th Floor
New York, New York 10013

Citicorp USA, Inc.
390 Greenwich Street, 4th Floor
New York, New York 10013

Re: The Williams Companies, Inc. – U.S. $200,000,000 Five-Year Credit Agreement

dated as of September 20, 2005

Ladies and Gentlemen:

We have acted as counsel to The Williams Companies, Inc., a Delaware corporation (the “Company”), in connection with the preparation of:

(i) the U.S. $200,000,000 Five-Year Credit Agreement dated as of September 20, 2005 (the “Credit Agreement”) by and among the Company, certain lenders and issuing banks (collectively, the “Lenders”), and Citibank, N.A. (“Citibank”), as Agent (the “Agent” or, together with the Lenders, the “Lender Parties”);

(ii) the Continuing Agreement for Standby Letters of Credit (relating to the Credit Agreement) (the “CUSA Reimbursement Agreement”), dated as of September 20, 2005, between the Company and Citicorp USA, Inc. (“Citicorp);

(iii) the Continuing Agreement for Standby Letters of Credit (relating to the Credit Agreement) (the “Citibank Reimbursement Agreement”), dated as of September 20, 2005, between the Company and Citibank;

(iv) the letter agreement in connection with the Credit Agreement, dated as of September 20, 2005 (the “Citi Credits and CUSA Credits Letter Agreement”), from each of Citicorp and Citibank to the Company in respect of, inter alia, the issuance of Citi Credits and CUSA Credits (as, respectively, defined therein);

(v) the letter agreement, dated as of September 20, 2005 (the “PA and SPA Letter Agreement”), from the Company to Citibank, Citicorp and The Williams Companies, Inc. Credit Linked Certificate Trust VI (the “Trust”) in respect of, inter alia, that certain Loan Participation Agreement and Sub-Participation Agreement (as, respectively, defined therein); and

(vi) the Revolving Credit Note in connection with the Credit Agreement, dated September 20, 2005 (the “Note”), made by the Company to the order of Citicorp, as the Initial Lender under the Credit Agreement.

Each capitalized term used and not defined herein has the meaning assigned to that term in the Credit Agreement. The Credit Agreement, the CUSA Reimbursement Agreement, the Citibank Reimbursement Agreement, the Citi Credits and CUSA Credits Letter Agreement, the PA and SPA Letter Agreement and the Note are collectively referred to herein as the “Financing Documents.”

We have assumed without independent investigation that:

a)	The signatures on all documents examined by us are genuine, all individuals executing such documents had all requisite legal capacity and competency and (except in the case of documents signed on behalf of the Company) were duly authorized, the documents submitted to us as originals are authentic and the documents submitted to us as certified or reproduction copies conform to the originals;

b)	The Company is a validly existing corporation in good standing under the laws of its state of incorporation and is duly qualified as a foreign corporation under the laws of the State of New York;

c)	Each party to the Financing Documents has all requisite power and authority to execute, deliver and perform its obligations under each of the Financing Documents to which it is a party, the execution and delivery of such Financing Documents by such party and performance of its obligations thereunder have been duly authorized by all necessary corporate or other action and (except as expressly covered by our opinion in paragraph 2 below) do not violate any law, regulation, order, judgment or decree applicable to such party, and such Financing Documents have been duly executed and delivered by each such party and are legal, valid and binding obligations of such party (other than the Company), enforceable against it in accordance with their respective terms;

d)	The execution, delivery and performance of the Financing Documents by the Company do not and will not violate any law, regulation, order, judgment or decree applicable to the Company, except as expressly covered by our opinion in paragraph 2 below;

e)	There are no agreements or understandings between or among any of the parties to the Financing Documents or third parties that would expand, modify or otherwise affect the terms of the Financing Documents or the respective rights or obligations of the parties thereunder; and

f)	The execution, delivery and performance by the Company of the Financing Documents do not and will not violate (i) the charter or bylaws of the Company, or (ii) any lease, indenture, instrument or other agreement to which the Company or its property is subject (other than the Scheduled Agreements (as defined below) as to which we express solely our opinion in paragraph 3 below).

In rendering this opinion, we have made such inquiries and examined, among other things, originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, certificates, instruments and other documents as we have considered necessary or appropriate for purposes of this opinion. As to certain factual matters, we have relied to the extent we deemed appropriate and without independent investigation upon the representations and warranties of the Company in the Financing Documents, a certificate of an officer of the Company a copy of which is attached hereto (the “Officer’s Certificate”) or certificates obtained from public officials.

Based on the foregoing and in reliance thereon, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

1. Each Financing Document constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms.

2. The execution, delivery and performance by the Company of the Financing Documents do not and will not violate, or require any filing with or approval of any governmental authority or regulatory body of the State of New York or the United States of America under, any law or regulation of the State of New York or the United States of America applicable to the Company that, in our experience, is generally applicable to transactions in the nature of those contemplated by the Financing Documents, or the Delaware General Corporation Law.

3. The execution, delivery and performance by the Company of the Financing Documents do not and will not, based solely upon our review of the Financing Documents, the documents listed on Schedule A hereto (each a “Scheduled Contract”) and the Officer’s Certificate (i) result in a breach of or default under any Scheduled Contract or (ii) result in or require the creation or imposition of any lien or encumbrance upon any assets of the Company under any Scheduled Contract, other than Permitted Liens.

4. The Company is not required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

5. The execution and delivery by the Company of the Financing Documents and the performance of its obligations thereunder do not result in a breach or violation of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

6. The Company is not, and is not a subsidiary of, a “holding company” as defined in the Public Utility Holding Company Act of 1935, as amended (“PUHCA”) and therefore is not subject to regulation thereunder.

The foregoing opinions are subject to the following exceptions, qualifications and limitations:

A. We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York, the United States of America and, for purposes of paragraph 2 above, the Delaware General Corporation Law. We are not engaged in practice in the State of Delaware; however, we are generally familiar with the Delaware General Corporation Law as presently in effect and have made such inquiries as we consider necessary to render the opinions contained in paragraph 2. This opinion is limited to the effect of the present state of the laws of the State of New York, the United States of America and, to the limited extent set forth above, the laws of the State of Delaware and the facts as they presently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts. Except as expressly stated in paragraph 6, we express no opinion regarding PUHCA, or any other federal or state laws or regulations applicable to entities operating in the energy industry, including regulations of the Federal Energy Regulatory Commission. Except as expressly set forth in paragraphs 4 through 6 above, we express no opinion regarding the Securities Act of 1933, as amended, or any other federal or state securities laws or regulations.

B. Our opinion set forth in paragraph 1 is subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally (including, without limitation, the effect of statutory or other laws regarding fraudulent transfers or preferential transfers) and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

C. We express no opinion regarding the effectiveness of (i) any waiver (whether or not stated as such) under the Financing Documents of, or any consent thereunder relating to, unknown future rights or the rights of any party thereto existing, or duties owing to it, that cannot be waived as a matter of law; (ii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws; (iii) any provision in any Financing Document waiving the right to object to venue in any Federal Court; (iv) any agreement to submit to the jurisdiction of any Federal Court insofar as it relates to subject matter jurisdiction; (v) any provision purporting to establish evidentiary standards; or (vi) any provision to the effect that every right or remedy is cumulative and may be exercised in addition to any other right or remedy or that the election of some particular remedy does not preclude recourse to one or more others.

D. In rendering our opinions expressed in paragraph 3, insofar as they require factual analysis of compliance by the Company with, or financial calculations or data in respect of, financial covenants included in any Scheduled Contract, we have relied entirely upon the Officer’s Certificate.

E. For purposes of our opinion in paragraph 5, we have assumed without independent investigation that the representation and warranty of the Company set forth in Section 4.01(g) of the Credit Agreement is and will be true and correct at all relevant times. Our opinion in paragraph 5 is subject to (and we express no opinion in respect of) any requirement applicable to the Agent or any Lender to obtain in good faith a Form FR U-1, FR G-3 or FR T-4 signed by the Company. Except as expressly set forth in paragraph 5, we express no opinion with respect to Regulation T of the Board of Governors of the Federal Reserve System.

F. Except as expressly stated in paragraph 2, we express no opinion as to the applicability to, or the effect of noncompliance by, any Lender Party with any state or federal laws applicable to the transactions contemplated by the Financing Documents because of the nature of the business of such Lender Party.

This opinion is rendered to the Lender Parties in connection with the Financing Documents and may not be relied upon by any person other than the Lender Parties or by the Lender Parties in any other context, provided that the Lender Parties may provide this opinion (i) to bank examiners and other regulatory authorities should they so request in connection with their normal examinations, (ii) to the independent auditors and attorneys of the Lender Parties, (iii) pursuant to order or legal process of any court or governmental agency, (iv) in connection with any legal action to which any Lender Party is a party arising out of the transactions contemplated by the Financing Documents, or (v) to the proposed assignee of or participant in the interest of any Lender Party under the Financing Documents. This opinion may not be quoted without the prior written consent of this Firm.

Very truly yours,

SCHEDULE A – SCHEDULED CONTRACTS

1. Senior Debt Indenture by and among The Williams Companies, Inc. and
JPMorgan Chase Bank (as successor to Bank One Trust Company (formerly known as The First National Bank of Chicago)), as Trustee, dated as of
November 10, 1997, as supplemented by the Fourth Supplemental Indenture dated as of January 17, 2001 relating to debt issued under such Indenture in the aggregate principal amount of $400,000,000, the Fifth Supplemental
Indenture dated as of January 17, 2001 relating to debt issued under such
Indenture in the aggregate principal amount of $700,000,000, the Sixth
Supplemental Indenture, dated as of January 14, 2002 relating to debt issued under such Indenture in the aggregate principal amount of
$1,000,000,000 and the Seventh Supplemental Indenture, dated as of March
19, 2002 relating to debt issued under such Indenture in the aggregate principal amount of $650,000,000 (for the 8.125% Notes) and $850,000,000
(for the 8.75% Notes).

2. Senior Indenture, by and among The Williams Companies, Inc., (formerly known as Williams Holdings of Delaware, Inc.) and Citibank, N.A.,
Trustee, dated as of February 1, 1996, as amended by the First
Supplemental Indenture, dated as of July 31, 1999, by and among Williams
Holdings of Delaware, Inc., The Williams Companies, Inc. and Citibank,
N.A.

3. Subordinated Indenture among The Williams Companies, Inc. and JPMorgan
Chase Bank as Trustee, dated as of May 28, 2003 relating to debt issued under such Indenture in the aggregate principal amount of $300,000,000.

4. Amended and Restated Credit Agreement, dated as of May 20, 2005, by and among The Williams Companies, Inc., Northwest Pipeline Corporation,
Transcontinental Gas Pipe Line Corporation and Williams Partners L.P.,
certain lenders, Citicorp USA, Inc. as agent, and Citibank, N.A. and Bank of America, N.A., as issuing banks.

5. Senior Indenture by and among The Williams Companies, Inc. (successor to MAPCO Inc.) and Bank One Trust Company, N.A. (formerly known as The
First National Bank of Chicago), Trustee, dated as of February 25, 1997, and supplemented by Supplemental Indenture No. 1 dated as of March 5,
1997 in the aggregate principal amount of $100,000,000 (for the 7.25%
Notes), Supplemental Indenture No. 2 dated as of March 5, 1997 in the aggregate principal amount of $100,000,000 (for the 7.70% Debentures), the Third Supplemental Indenture dated as of March 31, 1998, and the
Fourth Supplemental Indenture dated as of July 31, 1999.

6. Senior Indenture by and among Transcontinental Gas Pipe Line Corporation and Citibank, N.A., Trustee, dated as of January 16, 1998.

7. Senior Indenture by and among Transcontinental Gas Pipe Line
Corporation and Citibank N.A., Trustee, dated as of August 27, 2001 in the aggregate principal amount of $300,000,000 (for Series A Securities)
and Series B securities for original issue, pursuant to any Exchange
Offer or Private Exchange, for a like principal amount of Series A securities.

8. Senior Indenture by and among Northwest Pipeline Corporation and JPMorgan Chase Bank (formerly known as Chemical Bank), Trustee, dated as of November 30, 1995.

9. Senior Indenture by and among Northwest Pipeline Corporation and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), Trustee, dated as of December 8, 1997.

10. Senior Indenture by and among Transcontinental Gas Pipe Line
Corporation and Citibank N.A., Trustee, dated as of July 3, 2002 in the aggregate principal amount of $325,000,000 (for Series A Securities) and
Series B Securities for original issue, pursuant to any Exchange Offer or
Private Exchange, for a like principal amount of Series A Securities.

11. Senior Indenture by and among Transcontinental Gas Pipe Line Corporation and Citibank N.A., Trustee, dated as of July 15, 1996.

12. Indenture among Northwest Pipeline Corporation and JPMorgan Chase Bank as Trustee, dated as of March 4, 2003 in the aggregate principal amount of $175,000,000.

13. $200,000,000 Term Loan Agreement, dated as of May 30, 2003, among
Williams Production Holdings LLC, Williams Production RMT Company, the
several lenders from time to time parties thereto and Lehman Commercial
Paper Inc., as administrative agent, as amended by the First Amendment dated February 25, 2004.

14. Indenture among Barrett Resources Corporation and Bankers Trust
Company as Trustee, dated as of February 1, 1997 in the aggregate principal amount of $150,000,000 and supplemented by the First
Supplemental Indenture dated 2001, the Second Supplemental Indenture dated August 2, 2001, and the Third Supplemental Indenture dated as of
May 20, 2004.

15. $400,000,000 Credit Agreement, dated as of January 20, 2005, by and among The Williams Companies, Inc., the banks, financial institutions and other institutional lenders listed on the signature pages thereto as lenders, and Citibank, N.A. as Agent.

16. $100,000,000 Credit Agreement, dated as of January 20, 2005, by and among The Williams Companies, Inc., the banks, financial institutions and other institutional lenders listed on the signature pages thereto as lenders, and Citibank, N.A. as Agent.

17. Senior Indenture by and among Transcontinental Gas Pipe Line Corporation and JPMorgan Chase Bank, N.A., Trustee, dated as of December 17, 2004.

THE WILLIAMS COMPANIES, INC.

OFFICER’S CERTIFICATE

The undersigned, Rod Sailor, does hereby certify to Gibson, Dunn & Crutcher LLP (“Gibson, Dunn & Crutcher”), in his capacity as an officer of The Williams Companies, Inc., a Delaware corporation (the “Company”), in connection with the U.S. $200,000,000 Five-Year Credit Agreement dated as of September 20, 2005 (the “Credit Agreement”) by and among the Company, certain lenders and issuing banks (collectively, the “Lenders”), and Citicorp USA, Inc., as Agent (the “Agent”), as follows:

1. I am the duly elected and incumbent Treasurer of the Company and am authorized to execute this Certificate on behalf of the Company.

2. I recognize and acknowledge that this Certificate is being furnished to Gibson, Dunn & Crutcher in connection with their delivery of their legal opinion of even date herewith pursuant to Section 3.01(h)(iv) of the Credit Agreement (the “GDC Opinion”). I further understand that Gibson, Dunn & Crutcher is relying to a material degree on this Certificate in rendering that opinion. On behalf of the Company, I hereby authorize such reliance.

3. I have asked such questions regarding the meaning of any of the provisions of this Certificate as I have considered necessary.

4. The Company is primarily engaged, directly or through a wholly-owned subsidiary or subsidiaries, in a business or businesses other than that of investing, reinvesting, owning, holding, or trading in securities.

5. At least 55% of the assets and 55% of the income of the Company and its direct and indirect wholly-owned subsidiaries are employed in or derived from a business or businesses other than that of investing, reinvesting, owning, holding, or trading in securities.

6. To the best of my knowledge, each and all of the representations and warranties as to factual matters relating to the Company contained in the Financing Documents are true and correct in all material respects as of the date of such agreement and as of the date hereof.

7. To the best of my knowledge, there are no agreements or understandings between or among the Agent, the Lender, the Company, the Company Subsidiaries or third parties that would expand, modify or otherwise affect the terms of the Financing Documents referred to in the GDC Opinion or the respective rights or obligations of the parties thereunder.

8. Schedule A to the GDC Opinion lists all indentures, credit agreements and other borrowing arrangements material to the Company to which the Company or any of its subsidiaries is a party.

9. Neither the Company nor any of its subsidiaries owns or operates facilities used for the distribution at retail of natural or manufactured gas.

10. Neither the Company nor any of its subsidiaries owns or operates facilities used for the generation, transmission, or distribution of electric energy for sale, other than facilities that are and have been determined to be “exempt wholesale generators” (“EWGs”) as defined in the Public Utility Holding Company Act of 1935 by order of the Federal Energy Regulatory Commission (“FERC”) or facilities that are and have been certified by FERC as “qualifying facilities” under the Public Utility Regulatory Policies Act of 1978 and the regulations promulgated by FERC thereunder (“QFs”). Each QF owned by the Company or any subsidiary is either (i) a qualifying small power production facility with a capacity of not more than 30 MW or an “eligible solar, wind, waste or geothermal facility” as defined in the Federal Power Act, or (ii) a qualifying cogeneration facility. Each EWG and QF complies in all material respects with the requirements for EWG or QF status, and the representations made to FERC in connection with its application as an EWG or QF were at the time made, and continue to be, true in all material respects (other than with respect to changes that have been reported to FERC and do not change the status of any such generating facility as an EWG or QF).

11. Neither the Company nor any of its subsidiaries owns or controls, or holds with the power to vote 10% or more of the outstanding voting securities of an entity that owns or operates facilities used for the distribution at retail of natural or manufactured gas or the generation, transmission or distribution of electric energy for sale, other than EWGs and QFs (as described above).

12. Neither the Company nor any of its subsidiaries has filed for registration as a holding company under PUHCA, sought an order from the Securities and Exchange Commission finding it exempt from PUHCA or been found by the Securities and Exchange Commission not to be exempt from PUHCA.

13. After giving effect to the incurrence of debt under the Credit Agreement (as defined above), the ratio of (A) the aggregate amount of Consolidated Debt of the Company and its Consolidated Subsidiaries as at the time of such incurrence to (B) the sum of the Consolidated Net Worth of the Company as of the end of the Fiscal Quarter of the Company most recently ended for which the appropriate financial information is available (adjusted, at the Company’s option, to give effect, in accordance with GAAP, to all material asset acquisitions and dispositions by the Company and its Consolidated Subsidiaries since the end of such Fiscal Quarter) plus the aggregate amount of Consolidated Debt of the Company and its Consolidated Subsidiaries at the time of such incurrence does not exceed 0.70 to 1.0. (Capitalized terms used in this paragraph without being defined herein are used with the meanings given to them in the Credit Agreement, dated as of May 3, 2004, by and among the Company, Northwest Pipeline Corporation and Transcontinental Gas Pipe Line Corporation, certain lenders, Citicorp USA, Inc. as agent, and Citibank, N.A. and Bank of America, N.A., as issuing banks.)

Capitalized terms used herein and not defined herein have the meanings given to such terms in the GDC Opinion. A copy of this Certificate executed and delivered by facsimile transmission shall be valid for all purposes.

**Required if the Assignee is an Eligible Assignee solely by reason of clause (iv) of the definition of “Eligible Assignee”.

*Required if the Assignee is an Eligible Assignee solely by reason of clause (iv) of the definition of “Eligible Assignee”.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of September 20, 2005.

Name: Rod Sailor

Title: Treasurer

EXHIBIT D-2 — FORM OF

OPINION OF GENERAL COUNSEL

OF THE BORROWER

James J. Bender Senior Vice President and General Counsel	One Williams Center Tulsa, Oklahoma 74172 918/573-8705

September 20, 2005

Citibank, N.A.
390 Greenwich Street, 4th Floor
New York, New York 10013

and

Citicorp USA, Inc.
390 Greenwich Street, 4th Floor
New York, New York 10013

Re: The Williams Companies, Inc.

Ladies and Gentlemen:

I am the General Counsel of The Williams Companies, Inc., a Delaware corporation (the “Company”) and have acted as counsel to the Company in connection with certain aspects of the execution and delivery of the $200,000,000 Credit Agreement, dated as of September 20, 2005 (the “Credit Agreement”), by and among the Company, the banks, financial institutions and other institutional lenders listed on the signature pages thereto as lenders, and Citibank, N.A. (“Citibank”) as Agent. This opinion is furnished to you at the request of the Company pursuant to Section 3.01(h)(iv) of the Agreement. Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings set forth in the Credit Agreement.

In connection with the opinions expressed herein, I, or attorneys reporting to me, have examined and relied upon copies of the following documents:

(a) the Credit Agreement;

(b)	the Continuing Agreement for Standby Letters of Credit (relating to the Credit Agreement), dated as of September 20, 2005, between the Company and Citicorp USA, Inc. (“Citicorp”);

(c)	the Continuing Agreement for Standby Letters of Credit (relating to the Credit Agreement), dated as September 20, 2005, between the Company and Citibank;

(d)	the letter agreement, dated as of September 20, 2005, from each of Citicorp and Citibank to the Company in respect of, inter alia, the issuance of Citi Credits and CUSA Credits (as respectively, defined therein) in connection with the Credit Agreement and included transactions;

(e)	the letter agreement, dated as of September 20, 2005, from the Company to Citibank, Citicorp and The Williams Companies, Inc. Credit Linked Certificate Trust VI (the “Trust”) in respect of, inter alia, that certain Loan Participation Agreement and Sub-Participation Agreement (as, respectively, defined therein) in connection with the Credit Agreement and included transactions;

(f)	the Revolving Credit Note dated September 20, 2005, made by the Company to the order of Citicorp USA, Inc. in connection with the Credit Agreement;

(g)	a Certificate of the Secretary of State of the State of Delaware dated as of a recent date not prior to September 15, 2005, attesting to the continued corporate existence and good standing of the Company in that State;

(h)	the Certificate of Incorporation and By-Laws of the Company, and all amendments thereto;

(i)	certain resolutions adopted by the board of directors of the Company relating to the transactions contemplated by the Credit Agreement, and

(j)	such other documents as I have deemed necessary or appropriate as a basis for the opinions set forth below.

The documents listed in clauses (a) through (f) above shall be referred to individually as a “Transaction Agreement” and collectively as the “Transaction Agreements”.

In connection with this opinion, I or other attorneys acting under my supervision have (i) investigated such questions of law, (ii) examined such corporate documents and records of the Company and certificates of public officials, and (iii) received such information from officers and representatives of the Company and made such investigations as I or other attorneys under my supervision have deemed necessary or appropriate for the purposes of this opinion. As to certain matters of fact material to the opinions expressed herein, I have relied on the representations made in the Credit Agreement. I have not, nor have other attorneys under my supervision, conducted independent investigations or inquiries to determine the existence of matters, actions, proceedings, items, documents, facts, judgments, decrees, franchises, certificates, permits, or the like and have made no independent search of the records of any court, arbitrator, or governmental authority affecting any Person, and no inference as to my knowledge thereof shall be drawn from the fact of my representation of any party or otherwise. In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me or attorneys under my supervision, as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making my examination of documents executed by parties other than the Company, I have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the due execution and delivery by such parties of such documents and the validity and binding effect thereof as to such parties. As to any facts material to the opinions expressed herein which I did not independently establish or verify, I have relied upon oral and written statements and representations of officers and other representatives of the Company and others.

Based upon and subject to the foregoing and the other qualifications, limitations, and assumptions set forth in this letter and upon such other matters as I have deemed appropriate, I am of the opinion that:

1.	The Company is duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Company is qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except to the extent that a failure to so qualify or be in good standing would not, in the aggregate, result in a material adverse effect on the performance by the Company of its obligations under the Transaction Agreements.

2.	The execution, delivery, and performance by the Company of the Transaction Agreements (a) have been duly authorized by all necessary corporate action of the Company, (b) are within the corporate power and authority of the Company, and (c) do not contravene the Certificate of Incorporation or Bylaws of the Company.

3.	The execution, delivery, and performance by the Company of the Transaction Agreements (a) do not contravene any law, rule or regulation applicable to the Company, except such as would not, in the aggregate, reasonably be expected to result in a material adverse effect on the performance by the Company of its obligations under the Transaction Agreements, and (b) to my knowledge, do not result in the breach of, constitute a default under or result in or require the creation of any lien upon any property of the Company under, any material agreement to which the Company is a party or by which the Company is bound, other than the Scheduled Contracts as defined and referred to in the Gibson, Dunn & Crutcher LLP opinion of even date herewith.

4.	Each Transaction Agreement has been duly and validly executed and delivered by the Company.

5.	No authorization, consent, approval, license, permission or registration of or with any governmental authority or, to my knowledge, any other person or entity, which has not been obtained or is not in full force and effect, is required in connection with the execution, delivery and performance by the Company of the Transaction Agreements, except to the extent that failure to obtain such would not, in the aggregate, result in a material adverse effect on the Company’s performance of its obligations under the Transaction Agreements.

6.	To the best of my knowledge, there is no action, suit or proceeding pending or threatened against the Company before any court or arbitrator or any governmental body, agency or official (a) with respect to the Transaction Agreements, or (b) except as set forth in the Public Filings, as defined below, or as disclosed in the Transaction Agreements, that I believe would reasonably be expected to materially and adversely affect the Company and its subsidiaries taken as a whole or the performance by the Company of its obligations under the Transaction Agreements. As used in this paragraph, “Public Filings” means all documents the Company has filed pursuant to Sections 13, 14, or 15(d) of the Securities Exchange Act of 1934 prior to September 20, 2005.

7.	Neither the execution, delivery or performance by the Company of the Transaction Agreements nor the compliance by the Company with the terms and provisions thereof will violate any provision of the Investment Company Act of 1940, as amended.

The opinions expressed in this letter are subject to the following additional exceptions, qualifications and limitations:

A.	My opinion in paragraph 1 with respect to whether the Company is duly organized and in good standing is based solely on a certificate, dated as of a recent date not prior to September 15, 2005 from the Secretary of State of the State of Delaware certifying as to such matters.

B.	Qualification of any statement or opinion herein by the use of the words “to my knowledge” means that during the course of representation in connection with the transactions contemplated by the Transaction Agreements, no information has come to the attention of me or attorneys reporting to me that would give me or such attorneys current actual knowledge of the existence of facts or matters so qualified. I have not undertaken any investigation to determine the existence of facts, and no inference as to my knowledge thereof shall be drawn from the fact of the representation by me or attorneys reporting to me of any party or otherwise.

C.	I express no opinion as to the effect on the opinions herein stated of compliance or non-compliance by any of the Initial Lenders, the Initial Issuing Banks or the Agent with any applicable state, federal or other laws or regulations applying only to banks, or the legal or regulatory status of any lender.

D.	The opinions herein expressed are limited to the matters expressly set forth in this opinion letter, and no opinion is implied or may be inferred beyond the matters expressly so stated.

E.	Without limiting the generality of and subject to the paragraph below, in rendering my opinions herein I have considered only those laws, statutes, rules and regulations that, in my experience, are customarily applicable to transactions of the character contemplated by the Transaction Agreements.

I am admitted to practice law in the State of Minnesota, and, accordingly, the opinions expressed herein are based upon and limited exclusively to the laws of such State, the General Corporation Law of the State of Delaware and the laws of the United States of America insofar as any of such laws are applicable. I render no opinion with respect to any other laws.

This opinion may not be used or relied upon by or published or communicated to any person or entity other than the addressees hereof (and any permitted assignees pursuant to Section 9.06 of the Credit Agreement, as in effect on the date hereof) for any purpose whatsoever without my prior written consent in each instance. This opinion speaks as of its date, and I undertake no, and hereby expressly disclaim any, duty to advise you or any other person entitled to rely hereon as to any changes of fact or law coming to my attention after the date hereof.

Very truly yours,

James J. Bender, Esq.

EXHIBIT E — FORM OF
LETTER OF CREDIT

DRAFT OF STANDBY LETTER OF CREDIT
TO BE ISSUED ON LETTERHEAD OF CITICORP USA, INC.

Date:

Beneficiary:

Citibank, N.A.
c/o Citicorp North America, Inc.
3800 Citibank Center
Building B 3rd Floor
Tampa, FL 33610

Letter of Credit No.

Ladies and Gentlemen:

By order of The Williams Companies, Inc. (“Williams”), we hereby open our irrevocable Standby Letter of Credit No.      (this “Credit”), in your favor for an amount of USD [insert an amount which aggregates the amount of existing Letters of Credit issued by Citibank, N.A. plus Letters of Credit to be issued by Citibank, N.A. on the date hereof      ] ([ ] U.S. Dollars and [ ]/100) which may adjust from time to time as provided in the next paragraph, effective immediately and expiring at our office located at 399 Park Avenue, New York, NY 10022-4614 (the “Office”) on September 17, 2010.

This Credit has been issued in your favor as security in support of Standby Letters of Credit already issued by you pursuant to the Continuing Agreement for Standby Letters of Credit (relating to $200,000,000 Five Year Credit Agreement) dated as of September 20, 2005, between Citibank, N.A. and The Williams Companies, Inc. or to be issued by you on the date hereof in the amount notified to us or to be issued by you from time to time hereafter for the account of The Williams Companies, Inc. pursuant to the Continuing Agreement for Standby Letters of Credit (relating to $200,000,000 Five Year Credit Agreement) dated as of September 20, 2005, between Citibank, N.A. and The Williams Companies, Inc. (in each case, “Citibank LCs”). The amount outstanding under this Credit may adjust from time to time, without amendment, to account for (i) drawings hereunder that we have honored (in the amount of such drawing), (ii) cancellation, reduction or expiration of Citibank LCs, upon receipt by us of your notice describing such cancellation, reduction or expiration (in the amount of the available amount of the Citibank LC that has been cancelled or expired or in the amount of such reduction, as applicable), and (iii) issuance by you from time to time after the date hereof of Citibank LCs (in the amount of the available amount of the Citibank LC so issued), subject in the last case to confirmation by us prior to such issuance of the available amount hereunder. In no event shall the amount outstanding hereunder exceed $200,000,000.

Funds hereunder are available to you against your sending to us by courier or facsimile either of the following written certifications:

“We hereby demand payment in the amount of USD      because, in connection with our Standby Letter of Credit No.      (the “Credit”), the beneficiary has drawn a Draft under the Credit and either The Williams Companies, Inc. has notified us that it does not intend to pay us the amount of such Draft or we did not receive payment when due for the amount of such Draft (“Draft” is used herein as defined in the Continuing Agreement for Standby Letters of Credit (relating to $200,000,000 Five Year Credit Agreement) dated as of September 20, 2005, between Citibank, N.A. and The Williams Companies, Inc.).”

“We hereby demand payment in the amount of USD      because there has been an Event of Default, a Collateral Event or a Trigger Event under the Continuing Agreement for Standby Letters of Credit (relating to $200,000,000 Five Year Credit Agreement) dated as of September 20, 2005, between Citibank, N.A. and The Williams Companies, Inc.”

Any number of multiple draws is permitted from time to time.

In addition, presentation of drawing document(s) may also be made by fax transmission to (212) 994-0847, or such other fax number identified by Citicorp USA, Inc. in a written notice to you. To the extent a presentation is made by fax transmission, you must provide telephone notification thereof to Citicorp USA, Inc. ((302) 894-6061, Sally Schoenleber – Global Loans) prior to or simultaneously with the sending of such fax transmission, provided, however, that Citicorp USA, Inc.’s receipt of such telephone notice shall not be a condition to payment hereunder.

We hereby agree to honor your drawing documents as specified above, if presented in compliance with the terms and conditions of this Standby Letter of Credit.

Should you have occasion to communicate with us regarding this Standby Letter of Credit, please direct your correspondence to our Office, making specific mention of the Letter of Credit number indicated above.

Except as otherwise expressly stated herein, this Standby Letter of Credit is subject to the International Standby Practices (“ISP98”), International Chamber of Commerce, Publication No. 590, and as to matters not addressed by the ISP98, shall be governed by and construed in accordance with the laws of the State of New York and applicable U.S. Federal Law.

INSTRUCTIONS TO CITIBANK, N.A.:

In settlement of any payment(s) under your Standby Letter of Credit we hereby authorize you to debit account of      No.      .

CITICORP USA, INC.

AUTHORIZED SIGNATURE

Name:
Title: